UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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CONNECTICUT WATER SERVICE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413
March 30, 2017
Dear Shareholder:
You are cordially invited to the Annual Meeting of Shareholders of Connecticut Water Service, Inc., ("CWS") scheduled to be held on Thursday, May 11, 2017, at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut, beginning at 2:00 P.M.
At the meeting, you will be asked to: (1) elect three directors; (2) provide the Board with your advisory vote on the Company's executive compensation program; (3) provide the Board with your advisory vote regarding the frequency for the non-binding shareholder vote regarding approval of the compensation of our named executive officers; and (4) ratify the appointment of our independent auditors.
The Board of Directors unanimously recommends that you vote FOR the election of the Board's nominees for election as Directors; FOR the advisory vote on the Company's executive compensation program; FOR a recommended period of one year for the frequency of the non-binding shareholder vote regarding approval of the compensation of our named executive officers; and FOR the ratification of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm.
In addition to the specific matters to be voted on, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest to shareholders. Important information is contained in the accompanying Proxy Statement, which you are urged to carefully read.
It is important that your shares are represented and voted at the meeting, regardless of the number of shares you own or whether you plan to attend. Accordingly, please vote by mail, telephone, or Internet. It is also very helpful to us if you would call and let us know if you plan to attend the Annual Meeting. To RSVP, please call 860-664-6015, and provide your name, address, and telephone number. Directions to the Annual Meeting are printed on the back of the Proxy Statement and are available on the Company’s website. Your Board and executive officers look forward to personally meeting you.
Also, I am pleased to report that again this year we will be utilizing U.S. Securities and Exchange Commission rules that permit us to furnish our proxy materials to certain shareholders over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials will be mailed to some of our shareholders on or about April 1, 2017. These shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them free of charge, by following the instructions in the Notice. For shareholders that opt out of Notice of Internet Availability, we will mail a full set of printed copies of our proxy materials, as we have done in prior years.
We believe that using Internet delivery for some shareholders will expedite the delivery of proxy materials, reduce printing and postage costs, and conserve natural resources.
Your interest and participation in the affairs of the Company are appreciated.
Sincerely,
ERIC W. THORNBURG
Chairman, President and Chief Executive Officer

CONNECTICUT WATER SERVICE, INC.
Notice of Annual Meeting of
Shareholders and Proxy Statement
May 11, 2017
The Annual Meeting of Shareholders of Connecticut Water Service, Inc. will be held on Thursday, May 11, 2017, at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut 06443, beginning at 2:00 PM for the following purposes:

1.	To elect three (3) Class II directors to serve for terms expiring in 2020;

2.	To approve a non-binding advisory resolution regarding the approval of the compensation of our named executive officers;

3.	To approve an advisory vote regarding the frequency for the non-binding shareholder vote regarding approval of the compensation of our named executive officers; and,

4.	To ratify the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	To transact such other business as may properly come before the meeting.

Only holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 14, 2017 are entitled to vote at this meeting.
Shareholders are cordially invited to attend the meeting in person.
By order of the Board of Directors,
KRISTEN A. JOHNSON
Vice President, Human Resources and Corporate Secretary
Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly voting their shares.
YOU CAN VOTE IN ONE OF FOUR WAYS:

:	Visit the website listed on your proxy card to vote VIA THE INTERNET

)	Call the telephone number on your proxy card to vote BY TELEPHONE

*	Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

m	Attend the meeting to vote IN PERSON

Shareholders are invited to visit the Corporate Governance section of our website at http://www.ctwater.com or www.proxyvote.com until 11:59 P.M. on May 10, 2017 to vote your shares. Please note, if you choose to vote at www.proxyvote.com, you will need the 12 digit control number from the proxy card to view the proxy materials.

To Our Shareholders:

As stewards of your Company, the Board values this opportunity to share our perspective on the work that the leaders and employees of Connecticut and Maine Water undertook for our shareholders during 2016. The Board’s objective is to guide and oversee management in the creation of long-term value through the execution of a sound business and growth strategy, prudent risk management, talent development, succession planning, a commitment to corporate ethics, and responsible citizenship. In pursuit of this objective in 2016, our leadership team focused considerable attention on preparing for changes in the business and regulatory environment in which the Company will operate.

Board Diversity, Inclusion and Annual Assessment
In 2016, CWS was recognized nationally for being one of only five NASDAQ and NYSE companies that have successfully exceeded gender parity. Our Board of Directors includes five highly capable and regarded women who together with their other Board colleagues, are well-equipped to oversee the success of the business and work to effectively represent the interests of our shareholders. Engaging in a robust self-evaluation process at both the board and committee levels, the Board reviews and measures its performance, identifying where it is functioning effectively and focusing efforts on areas where improvement may be needed.

Prudent Financial Management and Growth
Your Company is growing! We have demonstrated our commitment to growth by increasing our customer base by 44%, or approximately 40,000 customers, since 2012 through acquisitions in Maine and Connecticut. In 2016, we announced two acquisitions, The Heritage Village Water Company (“HVWC”) and the Avon Water Company (“AWC”), the first of which closed in February 2017 and the later expected to close on or before the end of the third quarter of 2017. With the acquisition of Heritage Village Water Company, we now own the only investor-owned wastewater utility regulated by the Connecticut Public Utilities Regulatory Authority (PURA), serving 3,000 wastewater customers in Southbury, Connecticut.

During 2016, we invested $66.3 million to improve our infrastructure, one-third of which ($21.0 million) was invested under programs in Connecticut and Maine that allow for timely recovery of eligible infrastructure improvement costs between general rate cases. Since 2007 in Connecticut, we have replaced 6% of our distribution system piping, more than 100 miles of aging pipe with an average age of 75 years. Similarly, in Maine we have replaced 12 miles of aging water mains, pump stations and storage tanks to the benefit of our customers, shareholders and the environment.
Some key financial metrics for 2016:

•	Total Shareholder Return was 50.4%;

•	Stock price appreciation for the year was 46.9%;

•	Increased our quarterly Common Stock dividend by 5.6%; and

•	EPS grew 2.4% to $2.12 with net income of $23.4 million and total revenues of $105.3 million.

Talent Development and Succession Planning
The Board works collaboratively with our leadership team to cultivate a deep talent bench and detailed plans for knowledge transfer, leadership development and effective succession. Leaders across our Connecticut and Maine Water Companies met frequently in 2016 to discuss key talent, performance and leadership indicators and engaged in succession and development activities. These activities serve our passionate employees that are at the core of our mission to deliver life sustaining, high quality water service to families and communities while providing a fair return to our shareholders.

Risk Management
Risk taking and risk mitigation are inherent parts of our business, and we take our responsibility for oversight of the Company’s risk profile seriously. Through the Board’s oversight, we set standards for managing and monitoring risks within the Company. Making further progress on Enterprise Risk Management in 2016, the Board and management continued to enhance its Enterprise Risk Management Program, providing the Board and management with refined intelligence to assess, monitor and mitigate the specific risks that the Company has identified through its processes. Cyber security and Business Continuity Management are critical priorities for the entire Company. We are focused, among other things, on working with our State Regulators and strategic partners, to ensure that our programs continue to effectively protect our data and critical assets and provide a framework for organizational resilience when threats or vulnerabilities are encountered.

Engagement and Outreach
The Board and its Compensation Committee engage in ongoing discussion regarding the evaluation, compensation, and performance of the Company’s leadership team. Your views about executive compensation are important to us. At last year’s annual meeting, our advisory “Say-on-Pay” Proposal received approximately 94.11% percent of the votes cast. Over the past year, we have noted investors’ feedback as part of our ongoing efforts to align our compensation programs with the interests of our shareholders. In response to your feedback, we made a number of changes to our executive compensation program including:

•
Implemented revised Stock Ownership Guidelines for executives, requiring increased levels of ownership for the CEO at four times base salary; the SVP, CFO at three times base salary; and the Company Vice Presidents and President of Maine Water at two times base salary. In addition, executives who have not attained their ownership requirement must elect to receive at least 50% of their annual and long-term incentive awards in Performance Shares Units;

•
The Committee, using their sound business judgment, applied negative discretion to the NEOs’ 2017 base salary adjustments as calculated by the Company’s merit matrix, resulting in an average increase of 3.1%, versus 3.75% in 2016;

•
Amended the Executive Deferred Compensation Agreements for all active participants effectively freezing the accounts to new deferrals and eliminating non-market based interest crediting on new deferrals;

•
Approved a new Deferred Compensation Plan (“DCP”) for select executives and highly compensated employees featuring provisions that allow participants to defer base salary and incentives and allocate their deferral accounts among several notional investments, the value of which will be increased or decreased to reflect deemed returns under the notional investments selected by each participant;

•	Implemented a new Compensation Peer Group for use in 2016 and 2017; and

•	Refined metrics in our annual incentive plan to:
◦Focus on our commitment to the Environment by reducing lost water in our systems;
◦Set management’s focus on successfully delivering on key organizational projects; and
◦Set threshold levels of performance in Customer and Employee Satisfaction significantly over “World Class         Levels” as defined by our survey partner, GreatBlue Research, Inc.

Community Commitment and Social Responsibility
Sustainability is firmly entrenched in the values and principles that guide our efforts and actions. Our commitment is clear and tangible: a deep understanding of environmental, social and corporate responsibilities is among the skills that should be, and are, represented on our Board and championed by our employees through our Corporate Responsibility Committee ("Committee"). The Committee focuses the Company’s commitment, success and leadership in:

•	Fostering socially responsible programs and policies;

•	Enhancing environmental stewardship, sustainability, and asset management; and

•	Consolidating the Company’s efforts to conduct our business affairs as a responsible corporate citizen.

In 2016, the Committee, through its programs, reported the following results:

•
The Company’s “Water Drop Challenge” encouraged residential customers to conserve water and saw 40% of those participating successfully save 30 million gallons of water during one of the driest years on record for New England;

•	The sale and donation of a conservation easement on 1,300 acres of watershed land around Mirror Lake in Rockport, Maine, to the Coastal Mountain Land Trust; and

•
Through our Water Infrastructure and Conservation Adjustment ("WICA") and Water Infrastructure Charge ("WISC") programs, the Company has invested nearly $134 million to date in replacing over 100 miles of old and undersized water main in both Maine and Connecticut. This proactive replacement program conserves valuable water resources by reducing the frequency of distribution system leaks, enhances water quality and fire protection, and ensures our water systems can sustainably serve future generations.

We are honored to be stewards of the beautiful natural resources entrusted to us and are committed to programs that protect them into the future.

Your Viewpoint Is Important
We value your support, and we encourage you to share your opinions, suggestions, interests and concerns with us at Board of Directors, c/o Kristen A. Johnson, Vice President, Human Resources and Corporate Secretary, 93 West Main St, Clinton, CT 06413.

Sincerely;
Carol P. Wallace, Lead Director
Connecticut Water Service, Inc., Board of Directors

Table of Contents

General Information and Voting of Shares	1
Frequently Asked Questions	1
PROPOSAL (1) — THE ELECTION OF THREE NOMINEES FOR THE BOARD	4
Class II — Directors Nominees for Election at the Annual Meeting To Serve For Terms Expiring in 2020	7
Class III — Directors Continuing in Office Whose Terms Will Expire in 2018	8
Class I — Directors Continuing in Office Whose Terms Will Expires in 2019	9
CORPORATE GOVERNANCE	10
Good Governance Practices	10
Assessment of Board and Committee Performance	10
Board of Director Succession Planning	10
Board Leadership Structure	10
Board Role in Risk Oversight	11
Board Role in Talent Management and Succession	11
Board of Directors Education and Development	12
Board Independence	12
Board Committees and Responsibilities	12
Board Committee Membership and Functions	12
The Board Nomination Process	16
The 2016 Nomination Process	16
Shareholder Recommendations	16
Mandatory Retirement	17
Stock Ownership	17
Stock Ownership Guidelines	17
Stock Retention Guidelines	18
Security Ownership of Certain Beneficial Owners and Management	18
Communications with Directors	19
Certain Relationships and Related Person Transactions	19
Practices and Policies for Review and Approval of Related Person Transactions	19
Code of Conduct Policies	19
Director Compensation	20
Director Deferred Compensation Plan	21
Compensation Committee Interlocks and Insider Participation	21
Section 16(a) Beneficial Ownership Reporting Compliance	21
Other Security Holders	21
EXECUTIVE COMPENSATION	22
Equity Compensation Plan Information	22
COMPENSATION COMMITTEE REPORT	23
COMPENSATION DISCUSSION AND ANALYSIS	24
Compensation Clawback Policy	44
Anti-Hedging Policy	45
Risk Assessment	45
Senior Leader and Manager Incentive Plan	45
ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	47
2016 Summary Compensation Table	47
Grants of Plan-Based Awards for 2016	49
Outstanding Equity Awards at Fiscal Year-End 2016	49
Material Features of Equity Based Awards	50
2016 Option Exercises and Stock Vested	50

Change-in-Control and Termination Agreements	50
Post-Termination Payments and Benefits	52
Pension Benefits Table for 2016	55
Retirement Plans	55
Non-qualified Deferred Compensation Table for 2016	56
PROPOSAL (2) — THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	57
Material Changes to Executive Compensation	57
PROPOSAL (3) — ADVISORY VOTE ON FREQUENCY OF FUTURE SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION	60
AUDIT COMMITTEE REPORT	61
PROPOSAL (4) — THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF BAKER TILLY VIRCHOW KRAUSE, LLP	62
Principal Accounting Fees and Services	62
Audit Fees	62
Audit Related Fees	62
All Other Fees	62
Other Matters	63
Householding of Annual Meeting Materials	63
REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS	63
Directions to the Madison Beach Hotel	64

Connecticut Water Service, Inc.
Proxy Statement
2017 Annual Meeting of Shareholders
General Information and Voting of Shares
This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Connecticut Water Service, Inc. (the “Company”, "we", "us", "our") for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut, at 2:00 P.M., on May 11, 2017. In that regard, this Proxy Statement, the Company’s 2016 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K are being made available via the Internet or mailed to our record and beneficial shareholders on or about April 1, 2017. In addition to this solicitation by mail, officers and regular employees of the Company may make solicitations by telephone, mail, or personal interviews and arrangements may be made with banks, brokerage firms, and others to forward proxy material to their principals. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $7,000 plus expenses, which will be paid by the Company.
Under rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we have chosen to furnish our proxy materials, including this Proxy Statement and the Annual Report to Shareholders, to some of our shareholders over the Internet and to provide a Notice of Internet Availability of Proxy Materials ("NOIA") by mail, rather then mailing a full set of the printed proxy materials. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as we have done in prior years.
If you receive a NOIA, you will not receive a printed copy of our proxy materials unless you request them by following the instructions provided in the NOIA. Instead, the NOIA explains how you may access and review all of the important information contained in the proxy materials. The NOIA also explains how you may submit your proxy via telephone or the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions detailed in the NOIA.
We are mailing either our NOIA or a full set of our printed proxy materials to our record and beneficial shareholders on or about April 1, 2017. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com, which is the website referred to in the NOIA. These proxy materials will be available free of charge.
Frequently Asked Questions
What is the purpose of the Annual Meeting of Shareholders?
Shareholders are asked to consider and vote upon:

1.	To elect three (3) Class II directors to serve for terms expiring in 2020;

2.	To approve a non-binding advisory resolution regarding the approval of the compensation of our named executive officers;

3.	To approve an advisory vote regarding the frequency for the non-binding shareholder vote regarding approval of the compensation of our named executive officers;

4.	To ratify the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	To transact such other business as may properly come before the meeting.
How is a quorum determined for the Annual Meeting?
Under Connecticut law, holders of our Common Stock and Cumulative Preferred Stock — Series A may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each of Proposals No. 1, 2, 3 & 4 a majority of the votes entitled to be cast on each matter by holders of our Common Stock and Cumulative Preferred Stock — Series A will constitute a quorum for action on that matter. For this purpose, only shares of our Common Stock and Cumulative Preferred Stock — Series A held by those persons present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting. All shares of our Common Stock and Cumulative Preferred Stock — Series A represented at the Annual Meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.

Who is entitled to vote?
Holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 14, 2017 are entitled to notice of and to vote at the Annual Meeting. On March 1, 2017, the Company had 11,332,110 shares of Common Stock (not including 227,673 Common Stock equivalent shares awarded under the Company's 1994 (as amended and restated in 2002), 2004 and 2014 Performance Stock Programs) entitled to vote, 15,000 shares of Cumulative Preferred Stock — Series A, $20 par value, and 29,499 shares of $.90 Cumulative Preferred Stock, $16 par value. Each share of Common Stock is entitled to three votes and each share of Cumulative Preferred Stock — Series A is entitled to one vote on all matters coming before the Annual Meeting. The holders of shares of $.90 Cumulative Preferred Stock, $16 par value, have no general voting rights.
What is the difference between holding shares as a shareholder of record and in “street name”?
About four-fifths of the Company's shareholders hold their shares in “street name.” “Street name” refers to the predominant form of public company share ownership in the United States, whereby investors indirectly own, through banks, brokers and other intermediaries, the companies’ publicly-traded shares. Under Connecticut law, only the legal owners of stock on the record date are entitled to vote shares or grant proxies in connection with a shareholder meeting. Some of the key differences between these forms of ownership are described below.
Shareholder of record — If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are considered the shareholder of record, and these proxy materials, or a NOIA, are being sent directly to you by an agent on behalf of the Company. You have the right to grant your voting proxy to the Company or to vote in person at the Annual Meeting. You may vote by any of the methods described below.
Owning shares in “street name” — If your shares are held in a securities brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials, or a NOIA, are being forwarded to you by your broker or nominee who is considered to be the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and are invited to attend the Annual Meeting. Your broker or nominee has enclosed a voting instruction card, or their own form of NOIA, for you to use in directing your broker or nominee on how to vote your shares.
How do I vote?
Shareholders of record and most shareholders holding shares in “street name” can vote in any of the following ways:
(1) You can vote through the Internet: Available to shareholders of record and through most brokers or nominees by going to the website listed on your NOIA, proxy card or voting instruction card. You will need to follow the instructions on your NOIA, proxy card, voting instruction card or the website.
(2) You can vote by telephone: Available to shareholders of record and through most brokers or nominees by calling the toll-free number on your NOIA, proxy card, or voting instruction card. You will need to follow the instructions on your NOIA, proxy card, or voting instruction card and follow the voice prompts.
(3) You can vote by mail: Available to shareholders of record and through brokers or nominees who received printed copies of proxy materials by signing, dating and returning your printed proxy card or voting instruction card in the enclosed postage-paid envelope provided. Shareholders receiving a NOIA can receive a printed proxy card by requesting a full printed set of proxy materials by following instructions on the notice.
(4) You can vote in person at the Annual Meeting: Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting. Shareholders owning shares in “street name” must obtain a “legal proxy” from the holder of record in order to vote in person at the meeting.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.
Can I change my vote?
Yes. You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a later-dated proxy, submitting a later vote by telephone or the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously-granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for shares in “street name” by submitting new voting instructions to your broker or nominee.

How is my vote counted?
If you vote on a director nominee or on one or more of the other Proposals described herein by selecting one of the options available on the proxy card or via Internet or telephone voting methods, the proxy will be voted as you have specified. However, if you do not specify your intentions on a director nominee or on one of the other Proposals described herein then your vote will be counted FOR election of that director nominee or FOR the other Proposals described herein.
What is a broker non-vote?
If your shares are held in “street name,” you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any Proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of establishing a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).
If you are a beneficial owner whose shares are held on the record date by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares only on the ratification of the appointment of Baker Tilly Virchow Krause, LLP even if the broker does not receive voting instructions from you. Important Information: An important change became effective in 2011 regarding broker non-votes and votes on executive compensation and certain other matters due to Dodd-Frank legislation. These rules do not permit brokers to vote on the advisory votes for executive compensation and other non-routine Proposals if the broker has not received instructions from its customer, the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares on these very important Proposals:
•The election of three (3) Class II directors to serve for terms expiring in 2020;
•The non-binding advisory resolution regarding approval of the compensation of our named executive officers; and

•	The advisory vote regarding frequency for the non-binding shareholder vote regarding approval of the compensation of our named executive officers.

We recommend that you contact your broker to assure that your shares will be properly voted.
Regardless of how you choose to vote, your interest in the affairs of Connecticut Water Service, Inc. is important and we encourage you to vote promptly on each of these very important Proposals.
How will abstentions and broker non-votes be counted?
All shares of Common Stock and Cumulative Preferred Stock — Series A represented at the Annual Meeting will be counted for quorum purposes without regard to broker non-votes and abstentions. Broker non-votes and proxies marked to abstain or withhold from voting with respect to any Proposal to be voted upon at the Annual Meeting generally are not considered for purposes of determining the tally of votes cast for or against such Proposal and, therefore, will not affect the outcome of the voting with regard to any Proposal presented at the Annual Meeting.
What vote is needed to elect the three nominated directors in 2017?
Under Connecticut law, the election of directors requires a plurality of the votes cast by the holders of shares present in person or by proxy and voting at the Annual Meeting. Proxies may be voted only for the number of the nominees named by the Board of Directors.
What vote is needed to approve the non-binding advisory resolution regarding the compensation of our named executive officers?
Under Connecticut law, the approval of the non-binding advisory resolution regarding the compensation of our named executive officers requires that the votes cast in favor of the Proposal exceed the number of votes cast against the Proposal.
What vote is required to approve the non-binding advisory vote on the frequency of the executive compensation vote and how will the Board interpret any other voting result?

With respect to Proposal No. 3, the advisory vote on the frequency of the executive compensation vote, you may vote as follows: every one year, every two years, every three years, or you may abstain from voting. If you abstain from voting, the abstention will have no effect on the outcome of the vote on this Proposal.

Under Connecticut law, the approval of the advisory vote on the frequency of the executive compensation vote requires that the votes cast in favor of the Proposal exceed the votes cast against the Proposal. If, however, none of the frequency choices receives sufficient votes for approval under the state law voting requirement, the frequency choice that receives the most votes will be considered by the Board to be the expression of the Company’s shareholders as to their preference and will be taken into account by the Board in making its determination as to the frequency of future advisory votes on executive compensation.

What vote is needed to ratify the Audit Committee’s appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2017?
Under Connecticut law, the ratification of the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

What are the voting recommendations of the Board?
For the reasons set forth below and in more detail later in this Proxy Statement, THE BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES AS FOLLOWS:

1.	FOR the election of three (3) Class II directors to serve for terms expiring in 2020;

2.	FOR the non-binding advisory resolution regarding the approval of the compensation of our named executive officers;

3.	FOR the recommended period of one year for the frequency of the non-binding shareholder vote regarding approval of the compensation of our named executive officers; and

4.
FOR the ratification of the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.

The Board does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in these Proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.
Who counts the votes?
Representatives of Broadridge Financial Solutions, Inc. will tally the votes and certify the results.
When and how will the voting results be published?
We will announce the preliminary voting results at the Annual Meeting of Shareholders and in a press release, and will file a Current Report on Form 8-K containing the final voting results with the SEC within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

PROPOSAL (1) — THE ELECTION OF THREE (3) CLASS II DIRECTORS TO SERVE FOR TERMS EXPIRING IN 2020

Currently, the Company’s Amended and Restated Certificate of Incorporation provides for a Board of no less than nine or no more than fifteen directors, the exact number of directorships to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. The directors are divided into three classes, I, II and III, as nearly equal in number as practicable, with members to hold office until their successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings.

Connecticut Water Service, Inc.'s regulated water utility companies, the Connecticut Water Company and the Maine Water Company are committed to delivering life sustaining, high-quality water service to families and communities while providing a fair return to the Company's shareholders. The Company's directors are committed to this critical mission and work diligently to identify and recruit high-quality individuals to represent our shareholders. A cornerstone in selecting effective directors is setting relevant qualifications for the current and future needs of the Board and Company.

Director Qualifications
Directors are responsible for overseeing the Company's business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. Generally, the Corporate Governance Committee reviews both the short- and long-term strategies for the Company, the Board's succession planning outcomes and director education and development results to determine what current and future skills and experience are required of the Board in exercising its oversight function.

Qualifications for All Directors
In its assessment of each potential candidate, the Corporate Governance Committee considers the potential nominee's judgment, integrity, experience, independence, understanding of the Company's business or other related industries and such other factors the Corporate Governance Committee determines are relevant in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Company. The Board and the Corporate Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate critical thinking, familiarity with and respect for corporate governance requirements and practices, clear business ethics, an appreciation for diversity and a commitment to sustainability. In addition, the Board conducts interviews of potential director candidates to assess intangible qualities, including the individual's ability to ask critical, perceptive questions and simultaneously, to work collegially. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

The Board has fixed the number of directorships for the ensuing year at nine. The Corporate Governance Committee recommended, and the Board selected, three nominees for election: Ms. Mary Ann Hanley, Mr. Richard H. Forde and Ms. Ellen C. Wolf, as Class II director nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. If elected, each Class II director nominee will serve a three-year term of office that will expire at the Annual Meeting of Shareholders in 2020. Ms. Hanley, Mr. Forde and Ms. Wolf have consented to being named in this Proxy Statement and will serve as directors, if elected. Of the remaining directors, the Class III term for directors Thibdaue, Wallace and Hunter will expire in 2018. The term for Class I directors Hunt and Thornburg will expire in 2019.

The following table summarizes the key qualifications, skills and attributes that each of the Board and Corporate Governance Committee looks for in its current directors and director nominees collectively to serve the needs of the Company and shareholders.

Director Name	E. W. Thornburg	H. Hunt	C. P. Wallace	L. J. Thibdaue	M. Hanley	R. H. Forde	B. A. Hunter	E. C. Wolf
Years on Board	11	11	14	17	18	3	2	2
Executive Leadership	✓		✓			✓	✓	✓
Finance/Capital Management	✓		✓	✓		✓	✓	✓
Financial Expertise/Literacy	✓	✓	✓	✓	✓	✓	✓	✓
Investments						✓	✓	✓
Utility Industry/Regulatory	✓	✓		✓				✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓
Government Relations	✓	✓	✓	✓	✓
Executive Compensation	✓		✓	✓		✓		✓
Public Affairs & Communications	✓	✓		✓	✓			✓
Legal		✓			✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓

Snapshot of 2017 Director Nominees

Our director nominees bring a balance of relevant skills to our boardroom, exhibiting an effective mix of diversity, experience and perspective:
Unless otherwise directed, it is intended that the enclosed proxy will be voted for the election of Director Nominees Hanley, Forde and Wolf. If any nominee is unable or declines to serve, the persons named in the proxy may vote for some other person(s). The biographies of each of the nominees and continuing directors in the following chart contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the specific experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company in 2017.

Class II — Director Nominees for Election at the Annual Meeting to Serve for Terms Expiring in 2020
(age at 2017 Annual Meeting)

Mary Ann Hanley
Age 60

Ms. Hanley has been a director since 1999. She has served as Assistant to the President of St. Francis Hospital and Medical Center, part of Trinity Health New England, as Director of the Valencia Society, the endowment fund for the hospital and as liaison for government and community alliances. From January 1995 to February 1998 she was Legal Counsel to the Governor's Office, State of Connecticut and then served as Director of the State's Office for Workforce Competitiveness from 1999 - 2010. Ms. Hanley's 15 plus years of direct interaction with the Connecticut General Assembly, executive branch agencies and the state's Congressional delegation gives her expertise on the inner workings of both the state and federal governments. Ms. Hanley received a B.A. from UCONN, Trinity College and a Master's in Public Policy from UCONN School of Law. She currently serves as the Chair of the Board of Oak Hill School, the largest private non-profit provider of services for people with disabilities in Connecticut. Skills, qualifications and attributes: Financial Expertise/Literacy; Strategic Planning; Corporate Governance; Government Relations; Public Affairs & Communications; Legal; Risk Management.

Richard H. Forde
Age 63

Mr. Forde has been a director since October 2013. He brings financial and leadership experience to the Company's Board. Prior to his retirement in 2012, his career at Cigna Corporation spanned 35 years with the last eight years as Senior Vice President and Chief Investment Officer. He was responsible for the performance of more than $23 billion in corporate portfolio and defined pension plan assets and oversaw Cigna Corporation's 401(k) plan. Mr. Forde received a B.A. in Economics from Bates College, before receiving an MBA in Finance, Accounting and Management Policy from Northwestern University. He recently served five years on the Board of Bates College. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Investments; Executive Compensation; Strategic Planning; Corporate Governance; Risk Management.

Ellen C. Wolf
Age 63

Ms. Wolf has been a director since 2015. Ms. Wolf served as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., the largest investor owned U.S. water and wastewater company, from 2006 until her retirement in May 2013. Previously, Ms. Wolf served as Senior Vice President and Chief Financial Officer of Centrus Energy (formerly USEC, Inc.) from 2003 until 2006 and as Vice President and Chief Financial Officer of American Water Works from 1999 to 2003. From 2008 to 2016, Ms. Wolf served as a director of Airgas, Inc., and since 2013 has served as a director of Premier, Inc. and InfraREIT, LLC. Ms. Wolf also currently serves as Vice Chair on the Board of The Philadelphia Zoo. She received a B.A. from Duke University and an MBA from University of Pennsylvania, The Wharton Graduate School. Ms. Wolf was selected to serve as a director because of her qualifications in the water and wastewater industry, her financial expertise and background in accounting, finance and business development as well as her public company board experience. Skills, qualifications and attributes: Financial Expertise/Literacy; Executive Leadership; Finance/Capital Management; Investments; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Executive Compensation; Public Affairs & Communications; Risk Management.

Class III - Directors Continuing in Office Whose Terms Will Expire in 2018
(age at 2017 Annual Meeting)

Lisa J. Thibdaue
Age 64

Ms. Thibdaue has been a director since 2000. She was named the Vice President, Rates, Regulatory Affairs and Compliance at Northeast Utilities in January 1998 and served as Vice President, Regulatory Affairs from 2005 until her retirement in 2013. From 1996 to 1997, she was Executive Director, Rates and Regulatory Affairs at Consumers Energy, a natural gas and electric utility located in Michigan. Ms. Thibdaue served on various American Gas Association and Edison Electric Institute Committees. She is also the past Chairman of the Advisory Board of Michigan State University Institute of Public Utilities. She received a B.A. from James Madison College, Michigan State University. Ms. Thibdaue's more than 18 years' experience in rates and regulatory matters, including direct involvement with the Connecticut Office of Consumer Counsel and the Public Utilities Regulatory Authority ("PURA"), at a regulated electric utility in Connecticut provides her with extensive knowledge of the Company's regulatory environment. Skills, qualifications and attributes: Finance/Capital Management; Financial Expertise/Literacy; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Executive Compensation; Public Affairs & Communications; Risk Management.

Carol P. Wallace
Age 62

Ms. Wallace has been a director since 2003. She is Chairman of Cooper-Atkins Corporation, a manufacturer of temperature acquisition instruments, and has served in that capacity since 2004 in addition to serving as its President and Chief Executive Officer since 1994. She is also a director of Sandstone Group, LLC, Milwaukee, WI; and a Board member of Middlesex Hospital, Middletown, CT. She served as a director of Zygo Corporation, Middlefield, CT until June 30, 2014. Ms. Wallace's more than 15 years' experience as Chief Executive Officer of a manufacturing firm with global sales gives her skills in executive leadership, including financial management, business strategy, financial accounting, and customer and employee satisfaction. Ms. Wallace received a B.A. in Biology from Middlebury College. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Strategic Planning; Corporate Governance; Government Relations; Executive Compensation; Risk Management.

Bradford A. Hunter
Age 61

Mr. Hunter has been a director since 2015. He was Chief Financial Officer of Dead River Company, the largest residential distributor of heating oil and propane in northern New England, from 2007 until his retirement in 2013. Previously, Mr. Hunter spent 26 years in commercial banking where he last served as Chairman and CEO of Bank of America, Maine and its predecessor, Fleet Bank of Maine. Mr. Hunter currently serves as a director of Geiger, Inc. the largest privately held distributor of promotional products in the United States. He also currently serves as a Trustee of Bowdoin College and was formerly a Trustee of Maine Medical Center. Mr. Hunter received a B.A. from Bowdoin College. His experience, both as a Chief Executive and Chief Financial Officer, provides the Board with valuable executive and financial management expertise. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Investments; Financial Expertise/Literacy; Strategic Planning; Corporate Governance; Risk Management.

Class I — Directors Continuing in Office Whose Terms Will Expire in 2019
(age at 2017 Annual Meeting)

Heather Hunt
Age 51

Ms. Hunt has been a director since 2006. She serves as an Executive Director of the New England States Committee on Electricity since January 2009. From October 2003 through December 2008 she was an attorney and had a regulatory law practice in Connecticut. From 2001 to 2003, Ms. Hunt was Director of State and Local Government Affairs at United Technologies Corporation and before that she was with the Southern Connecticut Gas Company in regulatory and public policy capacities, ultimately serving as Vice President. Ms. Hunt served as a Commissioner of the Maine Public Utility Commission from October 1995 through May 1998 and as a Commissioner of the Connecticut Department of Public Utility Control from October 1993 through July 1995. Ms. Hunt is also the founder and president of Live On Organ Donation, Inc., a non-profit. Ms. Hunt is serving a two-year term on the Living Donor Committee of the United Network for Organ Sharing, the non-profit organization that manages the nation's organ transplant system under contract with the federal government. Ms. Hunt received a B.A. in Politics from Fairfield University, before receiving a JD from Western New England College School of Law. Skills, qualifications and attributes: Financial Expertise/Literacy; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Public Affairs & Communications; Legal; Risk Management.

Eric W. Thornburg
Age 57

Mr. Thornburg has been a director since 2006. He was elected Chairman of the Board of Directors on May 8, 2007, and has been the President and Chief Executive Officer of the Company since 2006. Prior to joining the Company, Mr. Thornburg served as President of Missouri-American Water, a subsidiary of American Water Works Corporation, from 2000 to 2004. From July 2004 to January 2006 he also served as Central Region Vice President-External Affairs for American Water. He is a graduate of Cornell University and has an MBA from Indiana Wesleyan University. Mr. Thornburg's entire career has been in the water utility industry. His experience and day-to-day leadership as Chief Executive Officer at the Company provides him with an intimate knowledge of the industry, the Company and its operations. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Executive Compensation; Public Affairs & Communications; Risk Management.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL (1)

CORPORATE GOVERNANCE
In 2016, the Company’s Board met seven times, including two telephonic meetings, and conducted four regular executive sessions of the independent directors without management present. In addition, the Board maintains a number of standing committees described below under the heading “Board Committees and Responsibilities.” Mr. Thornburg did not serve on any of the Board's Committees in 2016. All Directors attended at least 97% of the Company’s Board and committee meetings of which he or she was a member. All sitting directors attended the 2016 Annual Meeting of Shareholders. Directors are expected, but not required, to attend the 2017 Annual Meeting of Shareholders.
Good Governance Practices
Our Board has a commitment to strong and sustainable corporate governance. As such, we continuously review our practices to ensure effective collaboration of management and the Board. Highlights of the Board's best practices:

•	Seven of the Board’s directors and director nominees are independent, including a Lead Independent Director;

•	The Board has adopted and published Committee Charters (Charters are available at www.ctwater.com/investors);

•	The Board conducts an annual self-evaluation and a review of Board Independence;

•	The Board Committees conduct annual self-evaluations that are reviewed by the Corporate Governance Committee and the Board of Directors;

•
New directors participate in an orientation program and receive a current state briefing before their first Board Meeting. They also participate in the director education and development program immediately in their first year to hone critical skills and gain relevant information on emerging topics;

•	We have stock ownership and stock retention guidelines for our executives and directors;

•	We have policies and practices to align executive compensation with long-term shareholder interests;

•	We have a hedging policy for our officers and directors;

•	An executive compensation clawback policy was adopted by the Board in 2014;

•	The Board reviews management talent and succession annually with the CEO;

•	The Board reviews its own succession plans and tracks opportunities for education and development semi-annually;

•	Executive sessions of the independent directors are held at each regularly scheduled Board meeting; and

•	There is no automatic enhancement of executive compensation upon a change-in-control.
Assessment of Board and Committee Performance
The Board and its Committees each conduct a self-evaluation at least annually. Our processes enable directors to provide anonymous and confidential feedback, which is then reviewed and addressed by the independent directors both alone in an executive session led by the Lead Director and also with members of management in order to promote the effectiveness of the Board and each Committee. The Board also reviews the Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board, each of its Committees and the Lead Director.
Board of Director Succession Planning
Our Board has a robust, year-round director succession planning process designed to provide for a highly independent, well qualified Board, with the diversity, experience and background to be effective and to provide strong oversight. Our Board constantly evaluates the needs of the Company and adds new skills and qualifications to the Board as necessary to best position the Company to navigate through a constantly changing landscape.
Board Leadership Structure
The Board leadership model consists of a combined Chairman and Chief Executive Officer role, coupled with a strong independent Lead Director. Eric W. Thornburg is the Chairman and Chief Executive Officer (“CEO”), and Carol P. Wallace has served as Lead Director since August 15, 2013. The Board believes that the Company’s CEO is best suited to serve as Chairman because he is the director most experienced in the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading discussions on execution of the Company’s strategy.
The Lead Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	reviewing information sent to the Board;

•	reviewing meeting agendas for the Board;

•	reviewing Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors, if appropriate;

•	if requested by major shareholders, making him or herself available for consultation and direct communications with such shareholders; and

•	any other matters that may arise consistent with these duties and effective corporate governance.
The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry.
The Board believes the combined role of Chairman and Chief Executive Officer, together with a strong independent Lead Director, is in the best interest of shareholders because it provides the appropriate balance between Company and industry expertise in strategy development and independent oversight of management. The Lead Director is Chair of the Compensation Committee and also serves on the Corporate Governance and Corporate Finance and Investments Committees.
Board Role in Risk Oversight
The Board recognizes that the achievement of our strategic and operating objectives involves taking risks. The Board has oversight responsibility for the Company’s risk management framework, which is designed to identify, assess, prioritize, address, manage, monitor and communicate these risks across the Company’s operations, and foster a corporate culture of integrity and risk awareness. Consistent with this approach, one of the Board’s primary responsibilities is overseeing and interacting with management with respect to key aspects of the Company’s business, including risk assessment and risk mitigation of the Company’s top risks. In addition, the Board has tasked designated Committees of the Board with certain categories of risk management, and the Committees report to the Board regularly on these matters.
The Audit Committee reviews and assesses the guidelines and policies governing the Company’s risk management and oversight processes and assists the Board’s oversight of financial, legal, regulatory and cyber security risk and the Company’s compliance with its financial and ethics policies.
The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and equity compensation plans, and performs the annual performance review of the CEO. For 2016, the Compensation Committee reviewed the Company’s compensation policies and practices and did not identify any policies or practices that are reasonably likely to have a material adverse effect on the Company (see page 45 for further information).
The Corporate Governance Committee is responsible for managing risks associated with management and board succession and development.
The Corporate Finance and Investments Committee manages risks associated with merger and acquisition transactions, financial matters including capital structure, financing and the issuance of securities, and investments related to the defined benefit, defined contribution, welfare, non-qualified deferred compensation and supplemental executive retirement plans.
In addition, throughout the year, the Board and the relevant Committees receive updates from management with respect to various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. The Company’s management engages with and reports to the Board of Directors and the relevant Committees on a regular basis to address high priority risks.
The Board and its committees have direct and independent access to management. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure encourages communication between the independent directors and management, including those as a result of discussions between the Lead Director and the Chairman of the Board and CEO. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.
Board Role in Talent Management and Succession
The Board is actively engaged and involved in talent management, reviewing its succession and development strategy at least annually. The Corporate Governance Committee oversees the development and implementation of succession plans for the CEO and the executive officers, including detailed review of the Company’s leadership talent bench and plans for key positions at the senior officer level. To assist the Board, the CEO annually provides the Board with an assessment of officers and their potential and readiness to succeed to the position of CEO, developed in consultation with the Chair of the Corporate Governance Committee. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Board of Directors Education and Development
The Corporate Governance Committee maintains a Board education and development program that provides each sitting director the opportunity to enhance skills, broaden or deepen knowledge and hone leadership abilities. Each director is encouraged to invest time in their own development by attending one or more quality programs offered by nationally known and respected organizations.
Board Independence
The Company’s Common Stock is listed on the NASDAQ Global Select Market ("NASDAQ"). NASDAQ listing rules require that a majority of the Company’s directors be “independent directors” as defined by NASDAQ corporate governance standards. As such, the Company's Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years;

2.
Has accepted, or has an immediate family member who has accepted, any compensation from the Company or its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for board services, retirement plan benefits or non-discretionary compensation);

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;

4.
Has been or has an immediate family member who has been, a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years;

5.
Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee; and

6.
Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or an employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

The Board has determined that Directors Forde, Hanley, Hunt, Hunter, Thibdaue, Wallace, and Wolf are independent directors under NASDAQ listing rules. Mr. Thornburg, an employee of the Company, is not considered to be an independent director.
Board Committees and Responsibilities
The Board has established standing Audit, Compensation, Corporate Governance, and Corporate Finance and Investments Committees. All Committees have adopted written Charters, and are available on the Company’s website at www.ctwater.com/investors, or by contacting the Company at the address appearing on page 64.
2016 Board Committee Membership and Functions

Name	Audit		Compensation		Corporate Finance and Investments		Corporate Governance
Mr. Forde	m		m		m	*
Ms. Hanley	m						m	*
Ms. Hunt			m				m
Mr. Hunter					m		m
Ms. Thibdaue	m	*	m
Mr. Thornburg**
Ms. Wallace			m	*	m		m
Ms. Wolf			m		m

*	Chairman
**	Non-independent Directors do not serve on Committees of the Board

The Audit Committee

In 2016, met five times, including three telephonic meetings.

Committee Members

Lisa J. Thibdaue (Chair)

Richard H. Forde

Mary Ann Hanley

Primary Responsibilities:

- Engaging and overseeing the Company's independent auditors (taking into account the vote on shareholder ratification), considering the independence, qualifications and performance of the independent auditors, periodically reviewing and evaluating the performance of the lead audit partner of the independent auditors and periodically considering whether there should be rotation of the independent auditors;
- Approving all audit engagement fees and terms as well as permissible non-audit engagements with the independent auditors;
- Overseeing the quality and integrity of the Company's financial statements and its related internal controls over financial reporting, including reviewing with management and the independent auditors the Company's annual and quarterly financial statements and other financial disclosures, including earnings press releases, and the adequacy of the Company's internal control over financial reporting and disclosure controls and procedures;
- Reviewing with the independent auditors the overall scope and plans for their audits;
- Reviewing related person transactions;
- Reviewing and assessing the guidelines and policies governing the Company's Enterprise Risk Management ("ERM") oversight processes;
- Reviewing and assessing the guidelines and policies governing the Company's Cyber Security risk management oversight processes;
- Reviewing the Company's Whistleblower program and effectiveness with the Company's Ethics Officer; and
- Establishing procedures for the Audit Committee to receive, retain and respond to the confidential, anonymous submission by employees of concerns regarding accounting and auditing matters or other federal securities law matters.

Financial Expertise and Financial Literacy:

The Board of Directors has determined that Lisa J. Thibdaue, Chairman of our Audit Committee, satisfies the criteria adopted by the SEC to serve as the "audit committee financial expert." In addition, the Board of Directors has determined that Lisa J. Thibdaue, Richard H. Forde, and Mary Ann Hanley, constituting all members of our Audit Committee, are independent directors pursuant to the requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the independence requirements of the NASDAQ Global Select Market (the "NASDAQ Listing Rules"), and are financially literate within the meaning of the NASDAQ Listing Rules.

Report:

The Audit Committee Report is set forth beginning on page 61of this Proxy Statement.

Charter:

The Audit Committee Charter is available on the Company's website at www.ctwater.com/investors.

The Compensation Committee

In 2016, met four times, including two telephonic meetings.

Committee Members

Carol P. Wallace (Chair)
Richard H. Forde
Heather Hunt
Lisa J. Thibdaue
Ellen C. Wolf

Primary Responsibilities:

- Overseeing policies relating to compensation of the Company's executive officers and making recommendations to the Board with respect to such policies;
- Overseeing engagement with shareholders on executive compensation matters;
- Producing a compensation committee report for inclusion in the Company's Proxy Statement;
- Overseeing the design of all incentive plans and programs of the Company;
- Meeting at least annually with the CEO to discuss the CEO's self-assessment in achieving individual and corporate performance goals and objectives;
- Evaluating and discussing with the independent directors the performance of the CEO and recommending the CEO's compensation to the independent directors based on the CEO's performance;
- Overseeing the evaluation of the executive officers and other key executives deemed to be under the Compensation Committee's purview and evaluating and approving the individual elements of total compensation for such officers; and
- Evaluating its relationship with any compensation consultant for any conflicts of interest and assessing the independence of any legal, compensation or other external advisors.

Additional information on the roles and responsibilities of the Compensation Committee is provided in the Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement.

Independence:

The Compensation Committee is comprised entirely of directors who are independent under the NASDAQ Listing Rules for directors and compensation committee members, who are also "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "non-employee directors" for purposes of Section 16 of the Exchange Act.

Report:

The Compensation Committee Report is set forth on page 23 of this Proxy Statement.

Charter:

The Compensation Committee Charter is available on the Company's website at www.ctwater.com/investors.

The Corporate Finance and Investments Committee	
In 2016, met five times, including four telephonic meetings. **Committee Members** Richard H. Forde (Chair) Bradford A. Hunter Carol P. Wallace Ellen C. Wolf	**Primary Responsibilities:** • Advises the Board, as appropriate, regarding the Company's financial matters including financial policies and practices, capital structure, annual financing plans, restructuring, acquisitions and divestitures, and the issuance of securities; • Serves as the fiduciary for the Company's Qualified Retirement Plans; • Reviews the Pension Trust Fund and the Company's retirement plan, the Trust Fund and plan for post-retirement benefits, the 401(k) plan and the Supplemental Executive Retirement Program, including the determination of actuarial policies, investment guidelines and investment options, as appropriate; and • Selects, retains, and replaces investment managers, actuaries and ERISA Counsel as it deems necessary. **Independence**: The Corporate Finance and Investments Committee is comprised entirely of directors who meet the independence requirements under the NASDAQ Listing Rules. **Charter:** The Corporate Finance and Investments Committee Charter is available on the Company's website at www.ctwater.com/investors.

The Corporate Governance Committee	
In 2016, met two times, including one telephonic meeting. **Committee Members** Mary Ann Hanley (Chair) Heather Hunt Bradford A. Hunter Carol P. Wallace	**Primary Responsibilities:** • Developing criteria and qualifications for selecting director candidates and identifying qualified candidates for membership on the Board and its Committees; • Developing and recommending to the Board good corporate governance policies and practices; • Developing and monitoring Board succession plans and overseeing the development of succession plans for the Company's CEO, executive officers and other key positions within the Company; • Making recommendations to the Board concerning the composition, size, structure and activities of the Board and its Committees; • Assessing and reporting to the Board on the performance and effectiveness of the Board and its Committees; • Collaborating with the Compensation Committee, reviews and reports to the Board with respect to director compensation and benefits; and • Reviewing the Company's Environmental Social Governance ("ESG") and other key public policy issues. **Independence**: The Corporate Governance Committee is comprised entirely of directors who meet the independence requirements under the NASDAQ Listing Rules. **Charter:** The Corporate Governance Committee Charter is available on the Company's website at www.ctwater.com/investors.

The Board Nomination Process
The Corporate Governance Committee annually identifies director nominees based primarily on recommendations from management, Board members, shareholders, and other sources, such as water industry and state industry associations. All candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates. The Corporate Governance Committee recommends to the Board nominees that satisfy SEC and NASDAQ requirements and possess qualities previously outlined in the section titled "Director Qualifications" on page 5. The Corporate Governance Committee also considers the age and diversity of proposed nominees (broadly construed to mean a variety of opinions, perspectives, personal, and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics) in making its recommendations for nominees to the full Board. The Board and the Corporate Governance Committee do not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that diverse viewpoints are represented on the Board. In addition, the Corporate Governance Committee considers whether potential nominees live in the service regions of the Connecticut Water Company in sufficient numbers to satisfy the representation requirements of Connecticut General Statute 16-262a, and also evaluates other factors that it may deem are in the best interests of the Company and its shareholders such as:

•	A director should be highly accomplished in his or her respective field, with superior credentials and recognition;

•	A director should have expertise and experience relevant to the Company’s business, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	A director must have time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business;

•	A director should have demonstrated the ability to work well with others; and

•	A director should foster a high-performance culture of ethical governance and service to shareholders.
The Corporate Governance Committee considered several candidates for appointment to the Board of Directors in fiscal year 2016. These candidates and others will continue to be assessed through the Committee's processes for potential appointment and nomination in the future. The Board is currently working to fill the Director vacancy left by the retirement of Arthur Reeds in May 2016 and expects to fill the vacancy in late 2017. Based on the considerations described above, the Corporate Governance Committee nominated, the Board of Directors appointed and the shareholders elected Directors Hunt and Thornburg at the Annual Meeting of Shareholders in 2016.
The Corporate Governance Committee may, under its Charter, retain at the Company’s expense one or more search firms to identify potential board candidates. In 2016, the Corporate Governance Committee did not employ an executive search firm, but it did partner with management to engage EY to work with the Board to define a Board Succession and development process to identify skills, attributes and knowledge needs for the future.
The 2016 Nomination Process
The Corporate Governance Committee met on September 22, 2016 to consider the renomination of Directors Hanley, Forde and Wolf whose terms expire at the 2017 Annual Meeting of Shareholders. The Corporate Governance Committee reviewed the attendance, performance, skills and independence of these directors, but determined to withhold the Corporate Governance Committee’s recommendation of these director nominees to the Board until its January 2017 meeting, in order to allow interested shareholders to make either (i) recommendations to the Corporate Governance Committee for director nominees to be considered by the Board for inclusion on the Company’s proxy card, or (ii) formal director nominations, which, pursuant to the Company’s Bylaws procedures (described in section titled “Shareholder Recommendations”), were due by January 14, 2017. The Corporate Governance Committee did not receive any formal director nominations from shareholders prior to that deadline. After consideration of all candidates, the Corporate Governance Committee recommended to the Board, and the Board approved, that the number of Board members should be set at nine and that Ms. Hanley, Mr. Forde and Ms. Wolf as Class II Directors should be submitted to shareholders as the Company’s director nominees.
Shareholder Recommendations
The Company’s Bylaws allow nomination of directors by any shareholder who is entitled to vote for the election of directors at either the Annual Meeting of Shareholders or a special meeting where directors are to be elected. Shareholder nominations must be received no later than January 11, 2018, which is 120 days prior to the first anniversary date of the prior year’s Annual Meeting of Shareholders or within 10 days of the mailing date of a Notice of Special Meeting, and must include the following:

•	name and address of person being nominated;

•	name and address of the shareholder making the nomination as they appear on the Company’s records, and the number and class of shares beneficially owned;

•
a representation that the nominating shareholder is entitled to vote at either the Annual Meeting of Shareholders or Special Meeting, and that the shareholder will attend the meeting in person or by proxy to place the nomination before shareholders;

•	a description of all understandings and agreements between the shareholder, the nominee and any other person or persons (naming such person or persons) in exchange for consideration of the nomination;

•	information regarding the nominee that would be required to be included in a Proxy Statement to be compliant with SEC rules; and

•	consent of the nominee that they would serve if elected.
The presiding officer at the meeting will determine if a shareholder nomination was made in accordance with the provisions of the Company’s Bylaws. If the officer determines that a nomination was not compliant with the Bylaws, he or she shall state so at the meeting and the nomination will be disregarded.
Mandatory Retirement
Under the Company's Bylaws, no director shall be eligible for election or re-election as a director of the Company after such director has attained the age of 70. As of the 2017 Annual Meeting of Shareholders, no directors are required to retire from the Board under this policy.

Stock Ownership
On January 19, 2017, upon recommendation of the Compensation Committee, the Board approved the revised and enhanced stock ownership guidelines to set expectations that the Chief Executive Officer, Senior Vice President, Chief Financial Officer, Maine Water Company President and the Company's Vice Presidents maintain certain specified levels of stock ownership. The Board believes that meaningful ownership aligns the directors' and executives' interest with those of our shareholders.
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our executive officers to encourage them to build their ownership position in our Common Stock over time by direct market purchases and earning shares through our annual and long term incentive plans governed by the 2014 PSP. The revised guidelines for our executives are as follows:

Position / Level	Former Requirement	Revised Requirement
Non-Employee Directors

Board Member	3 times Board retainer	3 times Board retainer

Executive Officers

Chief Executive Officer (CEO)	3 times base salary	4 times base salary
Senior Vice President, Chief Financial Officer (SVP/CFO)	2 times base salary	3 times base salary
Division President; Maine Water	1 times base salary	2 times base salary
Vice President	1 times base salary	2 times base salary

Shares that will count toward these guidelines include shares that the individual owns or has voting power including the power to vote, or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition of shares. Shares owned by an individual through the Company's benefit plans (e.g. 401(k)) and the 1994 (as amended and restated in 2002), 2004 and 2014 Performance Stock Plans will also count toward the stock ownership requirement. In addition, unvested time–vesting restricted stock and performance shares will count toward the stock ownership guidelines since they either have voting rights or are likely to be received.
The CEO, SVP/CFO, Maine Water Company President, two of the three Company Vice Presidents, and five of the non–employee directors' levels of individual stock ownership currently meet the ownership guidelines as measured on March 30, 2017. Once a non–employee director or executive attains his or her specified ownership guideline levels, he or she will remain in compliance with the guidelines despite any decreases in stock price or increases in base salary, as long as his or her holdings do not decline below the number of shares at the time the share ownership guidelines were met.

Stock Retention Guidelines
We have adopted stock retention guidelines for the Company’s executive officers and non–employee directors. Non–employee directors are expected to hold 75% of the net shares (after payment of the applicable exercise price, if any, applicable fees, and applicable taxes) acquired upon the payment or vesting of any performance shares and/or restricted stock until the ownership guidelines are satisfied.

The executive officers, as outlined in the ownership guidelines table above, are expected to:

•	elect a minimum of 50% of their short and long–term Performance Stock Program ("PSP") awards to be paid in performance shares or restricted stock, as determined by the executive; and

•
retain 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees, and applicable taxes) acquired upon the exercise of stock options or the payment or vesting of any performance shares and/or restricted stock.

The executives are expected to hold such shares until the later of one year following the date of acquisition of such shares (even if this one–year holding period extends beyond termination of employment) or the date that the executive satisfies our stock ownership guidelines.

Security Ownership of Certain Beneficial Owners and Management
The following table lists, to the Company’s knowledge, the beneficial ownership of the Company’s capital stock and the nature of such ownership for each director and nominee for director, for each executive officer named in the Summary Compensation Table, for all executive officers and directors of the Company as a group, and for each person who beneficially owns in excess of five percent of the outstanding shares of any class of the Company’s voting securities. Except for shares that are held as performance share units as indicated in the table's footnotes, which shares are not entitled to vote, or unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of March 1, 2017, and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding.  The beneficial ownership percentages have been calculated based on 11,559,783 shares of Common Stock outstanding (including 227,673 Common Stock equivalent shares awarded under the Company's 1994 (as amended and restated in 2002), 2004 and 2014 PSPs) as of such date.

The total insider ownership, individually and as a group, is less than 5% of the outstanding shares of CWS.

Name of Beneficial Owners (* denotes non-employee Director)	Total Amount of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
David C. Benoit(1)	35,935	* *
Richard H. Forde*(2)	1,519	* *
Mary Ann Hanley*(2)	6,168	* *
Heather Hunt*(2)	5,467	* *
Bradford A. Hunter*(2)	934	* *
Kristen A. Johnson(3)	13,614	* *
Lisa J. Thibdaue*(2)	5,528	* *
Eric W. Thornburg(4)	158,651	* *
Carol P. Wallace*(2) (7)	6,118	* *
Judith E. Wallingford(5)	11,151	* *
Maureen P. Westbrook(6)	38,287	* *
Ellen Wolf*(2)	934
Total Directors, Nominees, and Executive Officers (13 persons) As a Group	291,870	2.52%
     * denotes non-employee Director
** indicates ownership of less than 1% of the class of securities

(1)	Includes 26,558 performance share units (949 of these units are restricted), and 9,377 directly-owned shares.

(2)	Includes 412 shares of restricted stock under the Company’s 2014 Performance Stock Program.

(3)	Includes 12,614 performance share units (1,353 of these units are restricted) and 1,000 directly-owned shares.

(4)	Includes 132,967 performance share units (9,3476 of these units are restricted), and 25,684 directly-owned shares.

(5)	Includes 10,951 performance share units (823 of these units are restricted), and 200 directly-owned shares.

(6)	Includes 23,966 performance share units (1,057 of these units are restricted), 11,611 directly-owned shares, and 2,763 shares owned in the Company’s 401(k) plan.

(7)	Ms. Wallace's spouse owns 492 shares.
Communications with Directors
Any shareholder wishing to communicate with our Lead Director or other Company directors may do so by contacting the Company’s Corporate Secretary, at the address and telephone number listed on page 64, who will forward to the director a written, e-mail, or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.
Certain Relationships and Related Person Transactions
During 2016, the Corporate Governance Committee determined that there were no related person transactions to report.
Practices and Policies for Review and Approval of Related Person Transactions
Our Board has adopted a process for related person transactions which is administered by our Corporate Secretary who reports to the Corporate Governance Committee and the Board if there are any potential conflicts of interest. Our Corporate Governance Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our Common Stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.
Under its Charter, the Corporate Governance Committee is responsible for review and approval of related person transactions. In the course of its review and approval or ratification of a related person transaction, the Corporate Governance Committee will consider:

•	the Company’s relationship with the related person;

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction to the related person and to the Company, including, without limitation, the amount and type of transaction;

•	whether the transaction was in the ordinary course of our business and was proposed and considered in the ordinary course of our business; and

•	the importance of the transaction to the Company.

Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Corporate Governance Committee will provide all material information concerning the transaction to the Board and appropriate Board committee.
Code of Conduct Policies
The Company’s Employee and Board of Director Code of Conduct Policies are designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers and employees, and is adopted and acknowledged annually. The Code of Conduct Policies require that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Conduct Policies, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct Policies.
The Company also has a Whistleblower Policy, which is incorporated into the Employee Code of Conduct Policy that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Employee Code of Conduct Policy. In accordance with this policy, the Company engaged an independent third party, NAVEX Global, to accept such reports and to work with the Company to ensure that they are resolved appropriately. A copy of the Employee Code of Conduct Policy, including the Whistleblower Policy, and the Director Code of Conduct Policy, are available on the Company’s website, www.ctwater.com/investors or by contacting the Corporate Secretary at the address appearing on page 64.

Director Compensation
Directors who are employees of the Company receive no additional compensation for service as directors. Non-employee directors are compensated for their service on the Board as described on the following page. The Company's strategy is to appoint the directors of its wholly-owned subsidiaries such that their respective boards of directors are identical to the Company's Board, and that each of the board's regular meetings are held on the same day. Currently, Connecticut Water and Maine Water Companies' boards are comprised of the same members as the Company's Board.
The following table summarizes the compensation paid by the Company to its directors during the fiscal year-ended December 31, 2016:

Directors	Fees Earned or Paid in Cash in 2016 ($)	Stock Awards $(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. H. Forde	46,677	20,000	—	—	—	—	66,677
M. Hanley	39,000	20,000	—	—	—	—	59,000
H. Hunt	33,000	20,000	—	—	—	—	53,000
B. A. Hunter	33,800	20,000	—	—	—	—	53,800
A. C. Reeds(2)	20,230	—	—	—	—	—	20,230
L. J. Thibdaue	45,000	20,000	—	—	—	—	65,000
E. W. Thornburg(3)	—	—	—	—	—	—	—
C. P. Wallace	74,200	20,000	—	—	—	—	94,200
E.C. Wolf	37,000	20,000	—	—	—	—	57,000

(1)
All non-employee independent directors received an equity award of $20,000 in restricted Common Stock on May 13, 2016, which amount equaled 412 unvested restricted shares, based on the closing price of the Company’s Common Stock of $48.57 on the day prior to the grant date. Restrictions on the shares awarded will lapse on the first anniversary of the grant date, May 13, 2017.

(2)	Mr. Reeds retired on May 13, 2016 and was not eligible for the equity award.

(3)	Mr. Thornburg is not compensated for his Board service.

The Board's practice is to have its Compensation Committee engage an Independent Compensation Consultant to conduct a review of the Board's compensation every two years, or as necessary, to ensure it is appropriate, competitive and effective. In alignment with this strategy, the Compensation Committee retained The Wilson Group in 2015 to assess the 2015 Compensation Peer Group and recommend changes as appropriate. The Committee also engaged The Wilson Group to review its compensation arrangements for directors and compare them to director compensation practices for the Company's 2016 Regulated Utility Peer Group (a list of these peers can be found on page 35).
The Wilson Group’s detailed competitive Director Compensation benchmarking report and presentation was discussed at the Committee’s December 2015 meeting. As a result of the data provided in this analysis the Committee recommended to the Board of Directors the following actions:
• Adopt a new Regulated Utility Peer Group as the Compensation Peer Group for the directors and officers of the Company;
• Set the annual board retainer at $20,000;
• Set the annual board equity grant at $20,000; and
• Set the annual compensation committee chair retainer at $6,000.
The Board approved these recommendations at their January 2016 meeting.
During 2016, the Company paid fees totaling $468,907 to non-employee Directors. The schedule that follows details the elements of the Company’s director compensation:

2016 Compensation
Director Annual Retainer ("DAR")	$20,000
Lead Director Annual Retainer(1)	$30,000
Committee Chair Retainer(2)	Audit - $8,000
Corporate Finance & Investments - $8,000
Compensation - $6,000
Corporate Governance - $4,000
Annual Equity Retainer(3)	$20,000
Board Meeting Fees	$1,000
Committee Meeting Fees	Audit - $1,200
Corporate Finance & Investments - $1,200
All other committees - $1,000

(1) The Lead Director is paid DAR and the Lead Director Annual Retainer in quarterly installments.
(2) The Committee Chairs are paid the DAR and the Committee Chair Retainer for their specific post in quarterly installments.
(3) The Annual Equity Retainer consists of grants of restricted shares of Common Stock that vest on the earlier of the first anniversary of the grant date or the date of the next Annual Meeting of Shareholders.

Directors Deferred Compensation Plan
Under the Company’s Directors Deferred Compensation Plan, directors may elect to defer receipt of all or a specified portion of the compensation payable to them for services as directors until their retirement from the Board. Any amounts so deferred are credited to accounts maintained for each participating director, and earn interest at an annual rate of 7.32% that is currently credited on a monthly basis to all deferred amounts. On January 24, 2008, the Directors Deferred Compensation Plan was amended and restated to comply with Section 409A of the Internal Revenue Code (“IRC”). As a result, any director who retires after January 1, 2008, receives a distribution of amounts deferred and accumulated interest in a lump sum within 60 days of their retirement date. Currently, there are no seated directors participating in this plan and there are no retired directors receiving annual payments under the plan.

Compensation Committee Interlocks and Insider Participation
Each member of the Compensation Committee of the Company’s Board of Directors is independent in accordance with the NASDAQ Listing Rules. There were no Compensation Committee “interlocks” during 2016, which generally means that no executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another publicly traded company, an executive officer of which serves on the Company’s Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Exchange Act, directors, officers and certain beneficial owners of the Company’s equity securities are required to file beneficial ownership reports of their transactions in the Company’s equity securities with the SEC on specified due dates. In 2016, all required reports of transactions by all directors, officers and such beneficial holders were timely filed. In making this statement, the Company has relied on the written representations of its directors, officers, and ten percent shareholders and copies of the reports that they have filed with the SEC.
Other Security Holders
The following table sets forth information as of March 1, 2017 (except as otherwise indicated) as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock or Preferred A Stock of the Company.

Title and Class	Name and Address of Beneficial Holder	Shares Beneficially Owned	Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	808,755(1)	7.20%
Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	653,787(2)	5.81%
Preferred A	Judith A. Peterson and Kenneth Peterson 928 Brintonnial Way Winston Salem, NC 27104	2,025(3)	13.5%

(1)	This information is based on a Schedule 13G filed with the SEC on January 23, 2017 by BlackRock, Inc.

(2)	This information is based on a Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group.

(3)	This information is based on the records of the Company’s transfer agent, Broadridge Corporate Issuer Solutions, and records of registered shareholders.

EXECUTIVE COMPENSATION
Equity Compensation Plan Information
The following table provides information about the Company’s Common Stock that may be issued upon the vesting of equity awards under all of the Company’s existing equity compensation plans as of December 31, 2016. The table also includes information about the Company’s other equity compensation plans previously adopted without shareholder approval.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders(1)	—	—	870,476
Equity compensation plans not approved by security holders(2)	—	—	322,117
Total	—	—	1,192,593

(1)
Includes the Company’s 1994 Performance Stock Program, as amended and restated and approved by shareholders on April 26, 2002, the 2004 Performance Stock Program, approved by shareholders on April 23, 2004 and the 2014 Performance Stock Program approved by shareholders on May 7, 2015.

(2)
Represents shares issuable under the Company's Second Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “DRIP” or “Plan”), effective as of September 5, 2014. Under the Plan, customers and employees of the Company and holders of Common Stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of Common Stock and may also make optional cash payments of up to $3,333 per month to purchase additional shares of Common Stock. The Company may issue shares directly to the Plan’s agent in order to meet the requirements of the Plan, or may direct the agent administering the Plan on the Company’s behalf to buy the shares on the open market at its discretion. From late 1996 to January 31, 2004, the Plan’s agent purchased shares on the open market. Since February 2004, the Plan’s agent credits Plan participants with shares issued by the Company from the DRIP reserve.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement below entitled "Compensation Discussion and Analysis" with the Company's management. Based on our review and discussions and such other matters deemed relevant and appropriate by the Compensation Committee, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ms. Carol P. Wallace, Chairman
Mr. Richard H. Forde
Ms. Heather Hunt
Ms. Lisa J. Thibdaue
Ms. Ellen C. Wolf

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

COMPENSATION DISCUSSION AND ANALYSIS
At the Company, honesty is one of our core values. We believe in the power of this value and know the only way to build and strengthen our reputation is through trust. We hold ourselves to the highest standard of integrity and ethical behavior and strive for transparency. We welcome the opportunity to share this Compensation Discussion and Analysis (“CD&A”) with our shareholders and customers.
In this section, we provide an overview and analysis of the Company’s compensation program and policies, the material compensation decisions we have made under those programs and policies, the material factors that we considered in making those decisions and our Company’s peer ranked Total Shareholder Return ("TSR") performance to the Named Executive Officers' ("NEO’s") total compensation. Later in this Proxy Statement, under the heading “Additional Information Regarding Executive Compensation”, you will find a series of tables containing specific information about the compensation awarded to the following individuals, our NEOs in 2016 and 2017, as appropriate:
•Chairman and Chief Executive Officer (“CEO”), Mr. Eric W. Thornburg;
•Senior Vice President, Finance and Chief Financial Officer (“CFO”), Mr. David C. Benoit;
•Division President, Maine Water Company, Ms. Judith E. Wallingford;
•Vice President, Customer and Regulatory Affairs, Ms. Maureen P. Westbrook; and
•Vice President, Human Resources and Corporate Secretary, Ms. Kristen A. Johnson.
2016 CEO PERFORMANCE-BASED PAY "SNAPSHOT"
The purpose of this table is to provide a clear picture of the CEO's total direct compensation for the 2016 performance period and to show how stock is awarded for both the Annual and Long-Term Incentive. The Summary Compensation Table (page 47) includes Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation which are unrelated to a CEO's performance in a given year.
The Board based its assessment of Mr. Thornburg, primarily upon its evaluation of the Company's performance. The Company met or exceeded its financial goals and executed against its strategic priorities in 2016 under Mr. Thornburg's leadership. As summarized under the section "Our Business in Fiscal Year 2016"; for further detail on the calculations related to the Annual and Long-Term incentive payments, please refer to the section beginning on page 37.

CEO Compensation Elements - 2016	Amount ($)
Salary	$481,528
Annual Cash Incentive Award	$218,977
Long-Term Cash Incentive Award	$219,930
Total Cash Compensation ("TCC")	$920,435
Annual Performance Based Restricted Stock Award	$60,185
Long-Term Performance Based Restricted Stock Award	$266,228
Time Vested Restricted Stock Award	$29,976
Total Direct Compensation ("TDC")	$1,276,824
2016 Compensation Payable in Future Years	$324,080
2016 Compensation Payable in Future Years	25.4%
2016 Performance Based Compensation as a % of TDC	59.9%
The driving factors related to the year-over-year increase in the CEO's total compensation, as disclosed in the Summary Compensation Table on page 47, are changes in pension value (60%) primarily related to an increase in the discount rate over 2015 and improved performance through the 2016 annual and long-term awards (40%), consistent with our stated compensation philosophy as disclosed on page 30.
OUR BUSINESS IN FISCAL YEAR 2016
Following are highlights of the Company’s financial performance in 2016:

•	Net Income and Earnings per Share ("EPS") were $23.4 million, and $2.12, respectively, compared to $22.8 million and $2.07 in 2015;

•
Total revenue, from all business segments, grew to $105.3 million from $103.1 million, an increase of $2.2 million, or 2.1%. Total revenue includes all revenues generated by the Company's three business segments: Water Activities, Services and Rentals, and Real Estate;

•
Net Income in the Water Activities segment, the Company's principal business, was $22.2 million on revenues of $98.7 million. In 2015, Net Income from the segment totaled $21.0 million on revenues of $96.0 million. The increase in revenues was related to recovery of costs for completed infrastructure replacement projects through the WICA in Connecticut and the WISC in Maine, as well as a general rate increase in Maine Water’s Biddeford Saco division;

•
Since the adoption of WICA in 2007, Connecticut Water has replaced more than 100 miles of aging water main with an average age of 75 years. WISC became available in Maine in 2013 and has been used to replace aging water mains and pump stations, construct storage tanks and fund treatment improvements; and

•
A significant driver of the increased earnings was an 8% decrease in Operation and Maintenance expenses in 2016. The decrease was largely related to declines in pension and other compensation benefits, post-retirement medical expenses, use of outside services, and continued focus on cost savings measures and improved efficiency.

2016 Acquisitions and Growth

•	Since January 2012, CWS has grown its customer base by more than 44%, or nearly 40,000 customers, primarily through large acquisitions in both Maine and Connecticut;

•
On February 27, 2017, the Company completed the acquisition of the Heritage Village Water Company ("HVWC") in a transaction with a total enterprise value of $20.7 million. HVWC serves approximately 4,700 water and 3,000 wastewater customers in the communities of Middlebury, Oxford, and Southbury, Connecticut. The wastewater operation is the only wastewater utility in the state regulated by the Connecticut Public Utilities Regulatory Authority ("PURA"). With the addition of HVWC, CWS, through its regulated water utility subsidiaries serves more than 129,000 customers, or nearly 440,000 people in 79 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut;

•
On October 11, 2016, the Company entered into an agreement (amended on March 29, 2017) to acquire The Avon Water Company ("AWC") in a transaction that reflects a total enterprise value of $36.6 million. AWC serves approximately 4,800 water customers in the communities of Avon, Farmington and Simsbury. A decision by PURA on the proposed acquisition is expected in the second quarter with a closing to follow shortly thereafter;

•
The pipeline to serve the University of Connecticut’s Storrs Campus ("UConn") and the off-campus customers in the Town of Mansfield, Connecticut was placed into service in October 2016 and was activated as a supplemental water source to the University on December 2, 2016. As called for in the Water Supply Agreement with UConn, Connecticut Water acquired approximately 300 off-campus customers that had formerly been served by UConn on the activation date;

•	In March 2017, Standard and Poor's affirmed the Company's "A" corporate credit rating;

•	The Company has paid dividends for 60 consecutive years and has increased its dividend now for 47 consecutive years;

•	The Company’s long–term performance is strong with three–year average annual TSR at 19.5%, exceeding the S&P Small Cap Utilities Index;

•	The Company’s five–year Net Income and EPS compounded annual growth rates were 16% and 10%, respectively, demonstrating the high quality of our earnings; and

•	The Company’s five–year compounded annual growth rate for stock price (inclusive of dividends) was 15.5% for the period 2011–2016.

The table on the following page displays the Company's 2016 three–year cumulative TSR to the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index, the S&P 500 Utilities Index and the average cumulative return for Water Utility Peer Group. TSR stands for "Total Shareholder Return" and describes the total of the Company’s stock price appreciation and aggregate dividends over a specified period of time. For a listing of companies in our Water Utility Peer Group, please refer to page 35 of this Proxy Statement.

Comparison of Cumulative Three Year Total Return
Index Value
200
180
160
140
120
100
80
60
40
20
0
2013
2014
2015
2016
Period Ending
CTWS
All Peers (avg)
S&P Small Cap
S&P Mid Cap
S&P Utility

The following charts display the compounded five-year annual growth rate of our net income, EPS, and stock price through 2016.

Net Income and EPS Growth

Net Income
(in millions)
$25
$20
$15
$10
$5
5 Year CAGR
16%
$11.3
$13.6
$18.2
$21.3
$22.8
$23.4
2011
2012
2013
2014
2015
2016

Earnings Per Share
$2.25
$2.00
$1.75
$1.50
$1.25
$1.00
5 Year CAGR
10%
$1.31
$1.55
$1.68
$1.95
$2.07
$2.12
2011
2012
2013
2014
2015
2016

Stock Price

Closing Stock Price on 12/31
$60.00
$55.00
$50.00
$45.00
$40.00
$35.00
$30.00
$25.00
$20.00
5 Year CAGR
15.5%
$27.13
$29.78
$35.51
$36.29
$38.01
$55.85
2011
2012
2013
2014
2015
2016

Note: The stock prices noted on this chart are exclusive of dividends.

Say-on-Pay Consideration
In accordance with SEC rules, our shareholders voted on the “Say-on-Pay” non-binding advisory resolution at our 2016 Annual Meeting. Our shareholders showed strong support (94.11%) for our compensation practices in 2016 and Proposal 2 in this Proxy Statement is this year’s non-binding advisory resolution on executive compensation. The Compensation Committee (for purposes of this CD&A, the “Committee”) takes seriously its commitment to maintain reasonable, market based and attractive executive compensation programs. To assist the Committee in its strategic compensation planning in this regard, the Committee engaged a consultant to complete a detailed executive compensation review that included an analysis of all executive compensation plans and programs to ensure alignment with emerging best practices and regulatory guidelines. The Committee discussed the recommendations of the Consultant at length and implemented changes, as discussed further in this section, to address plan elements that needed adjustments in 2016 and 2017.
Developments in our Executive Compensation Program for Fiscal Years 2016 and 2017
During fiscal year 2016 or in the first quarter of 2017, the Committee made the following modifications to executive compensation plans and programs for fiscal year 2017:

•	The Committee engaged the Independent Compensation Consultant for three strategic projects in 2016:

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Conduct a thorough review of the design of the Executive Deferred Compensation Agreements with certain of the Company’s officers. The Committee concluded that it would be in the best interests of the Company to amend the Agreements to freeze the Agreements to new deferral elections as of January 1, 2017, thus eliminating the crediting of new deferrals with the rate provided in the Agreements, the Moody’s AAA Corporate Bond rate, plus 4%. The Amendments also provide that the amounts payable under the original Agreements, prior to the Amendments, will remain subject to the terms of the original Agreement, including the time and form of payment specified in the original Agreements;

◦
Propose a new non-qualified, deferred compensation plan for executives and certain other highly compensated leaders that would allow participants to defer eligible base salary and incentives and allocate their deferral accounts among several notional investments, the value of which will be increased or decreased to reflect deemed returns under the selected investment. The Committee approved and made effective the 2017 Connecticut Water Company Deferred Compensation Plan (“DCP”) on January 1, 2017; and

◦
Review and opine on the appropriateness and competitiveness of the Company’s 2016 long-term incentive plan metrics. The Committee concluded, based on the results and counsel of the Consultant to maintain the metrics used in the 2016 long-term incentive for 2017 with one modification, the Company’s relative 3 year average TSR will be measured against all eight of the Water Utility Peers, without exclusions.

•
Implemented revised Stock Ownership Guidelines for executives, requiring increased levels of ownership for the CEO at four times base salary; the SVP, CFO at three times base salary; and the Company Vice Presidents and President of Maine Water at two times base salary. In addition, executives that have not attained their ownership requirement must elect to receive at least 50% of their annual and long-term incentive awards in Performance Shares Units;

•
In 2016, adopted the use of a new merit matrix approach for managing pay within ranges using both performance rating and position in pay grade to model merit increases for the NEOs, consistent with the non-executive pay program. This has the effect of slowing merit increases once market competitive pay has been attained (the Committee has the ability to adjust the results of the modeling downward, as appropriate);

•
The Committee, using their sound business judgment, applied negative discretion to the NEOs’ 2017 base salary adjustments as calculated by the Company’s merit matrix, resulting in an average increase of 3.1%, versus 3.75% in 2016;

•
The Compensation Committee used their sound business judgment and discretion to reduce the award payable to the NEO's under the 2015 Annual Incentive Plan paid in 2016. The effect of this downward discretion reduced each NEO's total award calculation by 3%;

•	Implemented a new compensation peer group for 2016 and 2017, to align with best practices;

•	Adjusted the 2016 annual and long-term incentive award opportunity levels for the CEO to better align with compensation peer group practices;

•	Maintained the annual and long -term incentive award opportunity levels for the other NEOs to meet market averages when performance against metrics is achieved or exceeded;

•	Refined metrics in our annual incentive in 2016 to:
◦Focus on our commitment to the Environment by reducing lost water in our systems;
◦Set management’s focus on successfully delivering on key organizational projects; and
◦Set threshold levels of performance in Customer and Employee Satisfaction significantly over “World Class
        Levels” as defined by our survey partner, GreatBlue Research, Inc.

•
Provided the SVP/CFO, in 2016, with a supplemental term life insurance policy because the benefit offered from the group-term life policy was not sufficient to provide him the benefit detailed in his original offer of employment due to caps on compensation in the group-term life policy;

•
Purchased individual long-term disability policies for the vice presidents, NEOs and the President of Maine Water Company in 2016 to maintain a benefit equal to the benefit provided to all employees; and

•	Approved revised metrics and granted equity participation in the 2014 PSP for participants of the Senior Leader and Manager Incentive Program ("SLMIP") for fiscal years 2016 and 2017.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM
The Company’s compensation philosophy is set by the Committee and affirmed by the Board. Our philosophy is described in the table on page 30 and is intended to align NEO compensation with the Company’s annual and long-term performance. A significant portion of each NEO’s total compensation opportunity is directly related to achieving the Company’s EPS, TSR and other absolute and relative performance targets driving our progress toward the goals of our long-term strategic and business plans.
We are pleased to share with you that in 2016 the Company's three–year cumulative TSR was 70.9%, exceeding both the S&P Small Cap Utilities Index and the S&P Mid Cap Utilities Index, and ranked in the 50th percentile to our Water Utility Peer Group (Peers 82.7% vs CWS of 70.9%). The Company has also achieved growth in compounded annual growth rates for Net Income (15.0%); EPS (10.0%); and Stock Price (15.5%), inclusive of dividends, over the five–year period 2012 – 2016. During this period, our NEO's compensation was assessed as competitive with the Company's Water Utility Peer Group as described on page 35, as measured by our 2016 executive compensation review, time adjusted.
We believe that our strong and consistent performance supports the executive compensation plans and programs the Committee has approved for the NEOs. Our goal has been to design best practice compensation plans that drive short and long-term positive results for our shareholders within the framework of our compensation philosophy as detailed further in this CD&A.
The Company wants its NEOs and employees to balance the risks and related opportunities inherent in the Company's industry and in the performance of their duties and share the upside opportunity and the downside risks once actual performance is measured. To this point, the Board has completed a risk analysis of all of our compensation policies and programs for its employees and has determined that these policies and programs are not reasonably likely to have a material adverse effect on the Company. For further information, please see the Risk Assessment on page 45.
A review of our programs will highlight two core concepts of our philosophy, pay for performance and pay at risk.
Summary of Executive Compensation Practices
The compensation practices that we have outlined below have been implemented because we believe that they are consistent with our shareholder's interests:
What we do:

•	A significant portion of our executive compensation is based on actual Company performance compared to absolute and relative measures and is therefore “at risk”;

•	Performance shares in our long-term and annual incentive programs are subject to both time and performance vesting requirements;

•
Multiple performance metrics between the annual and long-term incentive plans discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company;

•	Appropriate balance between annual and long-term compensation discourages short-term risk taking at the expense of long-term results;

•	Our executives are required to acquire and maintain meaningful ownership positions in our Company's Common Stock;

•	Use a relevant peer group;

•	Maintain a clawback policy;

•	Provide reasonable, double trigger change in control arrangements; and

•	Retain an Independent Compensation Consultant to advise the Committee.
Following is a list of compensation practices that we have not engaged in because we do not believe that they are consistent with our shareholders' interests:
What we don't do:

•	Re-pricing or backdating of stock options;

•	Hedging or engaging in the following transactions that include shares of Common Stock: collars, short sales and other derivative transactions for NEOs or directors;

•	Contractual severance arrangements as a part of Employment Agreements;

•	"Stay-on bonus" provisions in employment agreements;

•	Excessive perquisites for executives; and

•	Provisions for excise tax gross ups in employment contracts issued after 2006.

The following table highlights the primary components and rationale of our compensation philosophy and the pay elements that support the philosophy.

Philosophy Component	Rational/Commentary	Pay Element
Compensation should reinforce business objectives and values.	One of the Company's guiding principles is to provide an enriching and rewarding workplace for our employees. Key goals are to retain, motivate and reward executives while closely aligning their interests with those of the Company, its shareholders and customers. Our compensation practices help us achieve these goals.	All elements (salary, annual and long-term equity linked incentive awards, retirement, and health and welfare benefits).
A significant amount of compensation for NEOs should be based on performance.	Risk appropriate, performance-based pay aligns the interest of management with the Company's shareholders. Pay for an executive is highly dependent on performance success. Performance-based compensation motivates and rewards individual efforts, unit performance, and Company success. Potential earnings under performance-based plans are structured such that greater compensation can be realized in years of excellent performance. Similarly, missing goals will result in lower, or no, compensation from the performance-based plans.	Merit salary increases, annual and long-term equity linked incentive awards (restricted stock, performance shares and performance cash).
Compensation should be competitive.	The Committee has the authority to retain any legal counsel, compensation consultant or other consultant to assist in the evaluation of director or executive compensation. The Committee has engaged a recognized independent compensation consultant every two years, or as appropriate to analyze executive compensation competitiveness and provide recommendations regarding the Company's total pay program.	All elements.
Key talent should be retained.	In order to attract and retain the highest caliber of leadership talent, the Company seeks to provide financial security for its executives over the long-term and to offer intangible non-cash benefits in addition to other compensation that is comparable with that offered by the Company's competitors.	Equity-linked annual and long-term incentive compensation, deferred compensation arrangements, retirement benefits, employment agreements with change-in-control provisions.
Compensation should align interests of executives with shareholders and customers.	Equity ownership helps ensure that the efforts of executives are consistent with the objectives of shareholders and customers.	Equity-linked annual and long-term incentive compensation, ownership guidelines; and anti-hedging policy.

Elements of Total Compensation
Executive Summary
We recognize that a sound and risk appropriate executive compensation program is part of what makes a company an employer of choice. Our compensation philosophy is to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following:

•	reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time;

•	benefits that adequately meet the needs of our employees and their families at a reasonable shared cost;

•	meaningful, performance-based annual incentives; and

•	long-term equity incentives that reflect the creation of shareholder value and drive other company objectives.
Of these four pay elements, we consider the annual and long-term incentive forms of compensation to be the most important because they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing organization on a day-to-day basis and into the future.
The value of annual incentives is directly linked to EPS as well as to other important targets such as customer and employee satisfaction as defined and approved by the Committee at the beginning of each fiscal year. The long-term incentive plan delivers awards upon the achievement of certain relative three-year average TSR targets and new in 2016, an absolute three year average return on shareholders equity. The long-term incentive plan helps to mitigate the potential risk that an executive might take short-term actions that are not in the long-term interest of the Company and its shareholders in order to achieve greater payouts through the annual incentive plan.
Annual and long-term incentive awards may be provided to executive officers in a variety of forms as outlined in the 2014 PSP. In 2016 and 2017, the Committee awarded three forms of equity; performance shares, performance cash and restricted stock. Annual awards achieved vest at the conclusion of the fiscal year and long-term awards vest ratably over a three-year period. Vesting periods are reviewed by the Committee at the beginning of each three-year performance period and adjusted based on Company and market best practices and in alignment with the terms of the plan document. Participants in the 2014 annual and long–term incentives have the opportunity to elect that their award be paid after vesting in a "Future Payment Date" when elected before the performance period and they may also defer certain incentive payments through the new 2017 Connecticut Water Company Deferred Compensation Plan ("DCP") further described on page 56.
To assist the Committee in executing its responsibilities, it engages a consultant (see information on Compensation Consultant (page 34)) every two years, or more frequently if needed, to provide the Committee with an understanding of best practice, competitive policies and programs and comparative performance and pay data based largely upon a sample of publicly-traded utilities. The peer group pay data is derived from proxy statements and helps the Committee establish the salaries and target incentive award opportunities for the NEOs. In setting 2016 compensation, the Consultant used data and information from an array of other regulated industry comparators, information from certain, well known and respected published surveys on executive compensation as well as Water Utility Peer Group proxy data to provide a well-defined review. In December 2015, the Committee, upon the advice of the Consultant, approved a revised Regulated Utility Peer Group (page 35) reflective of current best market practices. In addition to using proxy data from this new peer group, the Consultant also used certain, well known and respected published executive compensation survey sources to provide pay data for NEO positions not represented in the Regulated Utility Peer Group.
In general, it is the intent of the Committee to have individual base salaries fall within a range of plus or minus 10% from the market median data established by the independent consultant. Variations within the plus or minus 10% range can occur based on length of service, performance, job grade, etc., and are considered by the Committee annually in the merit increase award process. Annual and Long-term incentives are targeted at market median for performance that meets targeted annual objectives. Performance results can be above or below the targets set and the Committee intends to have the incentive compensation award levels mirror the actual performance results up to a defined cap. In 2016 and 2017, the cap on the Annual and Long-term incentive award levels is 120% and 150% of target, respectively. These caps reflect current market pay practices.
Discussion of Specific Elements of Compensation
Our approach to total compensation is to create a comprehensive compensation package designed to reward individual performance based on the Company’s short-term and long-term performance and how this performance links to our corporate strategy. The elements of our total compensation for executive officers, including the NEOs, are as follows:
Rewarding Short-Term Performance

•	Salary or Base Pay — This is the fixed amount of compensation for performing day-to-day responsibilities which aids in recruitment and retention and is designed to be market competitive.

•
Discretionary Bonuses — In addition to annual salaries paid to our NEOs, the Committee retains the right to award cash bonuses to the NEOs in its sole discretion and sound business judgment, if the Committee determines that an NEO has made a significant contribution to the Company’s success in the past year. The Committee has not granted discretionary bonuses in the last eleven years.

•
Discretionary Stock Awards — The Committee retains the right to award shares of stock or other stock-based awards to the NEOs in its sole discretion and sound business judgment, if the Committee determines that an NEO has made a significant contribution to the Company's success in the past year.

•
Annual Incentive Plan — Awards for 2014 forward are made from the 2014 PSP. These Annual awards may be granted in the form of options, SARs, other stock-based awards, performance cash units, performance stock units and/or restricted stock. Performance share units are deferred vehicles paid out at specified dates, at retirement or upon death (see descriptions on page 50). Awards through this plan are earned for achieving the Company’s short-term financial goals and other strategic objectives measured for the current year and fully vest after the completion of each fiscal year. Annual awards are structured to provide competitively based and risk appropriate incentives to our executives to improve Company performance.

Rewarding Long-Term Performance

•
Long-Term Incentive Awards — Long-term performance-based awards for 2014 forward (“long-term awards”) are granted from the 2014 PSP and are awarded in the same form as the annual awards. Long-term awards vest over three years as described further below. These awards are granted to aid in the retention of executive talent, build stock ownership, and align compensation with achievement of the Company’s long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods.

Other Elements of Total Compensation

•
Other Benefits and Perquisites — The Company provides all active full-time employees with medical, dental, short-term disability, long-term disability and group term life insurance coverage. We pay all premiums for long-term disability and life insurance coverage for all employees plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The Committee granted Mr. Thornburg and then to the SVP/CFO and the other NEO's, supplemental long-term disability policies in 2008, 2015 and 2016, respectively. When combined with the standard long-term disability policy benefit provided to other employees, the supplemental long-term disability policy will provide a benefit equal to 60% of their compensation in the event that they become disabled. The Committee also granted Mr. Thornburg, in 2015 and Mr. Benoit in 2016, with term life insurance policies because the benefit offered from the group term life policy was not sufficient to provide them with the benefit detailed in their original offer of employment due to caps on compensation in the group-term life policy. Each of our executive officers is entitled to benefits on the same basis as other employees. All active full-time employees, including our executives, receive time off with pay for vacation and sick leave in accordance with Company policy.

•
Retirement Benefits — The Company’s qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current Internal Revenue Service ("IRS") regulations. More information on these retirement related plans may be found on pages 55 and 56. Amounts accrued for the Company’s health and welfare benefits are also consistent with those available to other Company employees.

•
Employment Agreements and Change-in-Control Severance Plans — The Company has entered into "double-trigger" employment and change-in-control severance agreements ("Agreements") with each of its NEOs. These Agreements entered into with executive officers are intended to minimize the distraction and uncertainty that could affect key management in the event the Company engages in a transaction that could result in a change of control. These Agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement and termination for cause or without cause; and resignation by the employee. Agreements also contain termination and related pay provisions in the event of a change-in-control. In all cases, for the change-in-control provisions in the Agreements to apply, there must be both (1) a change-in-control, as well as (2) a termination of the executive’s employment by the Company without cause or a resignation by the executive for Good Reason. This is commonly referred to as a “double-trigger” requirement. Further, the Agreements stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information. Each of the change-in-control Agreements, except those Agreements with Messrs. Thornburg and Benoit, and Ms. Westbrook, limit the amount of the payments that may be made under the Agreements to the IRS’ limitation on the deductibility of these payments under Section 280G of the

Internal Revenue Code ("IRC"). Specifically, these Agreements, including Mesdames Johnson’s and Wallingford's Agreements, do not provide for a Section 280G “gross-up” in the event that payments exceed the IRS’ limitation as stated previously. The Agreements with Messrs. Thornburg and Benoit, and Ms. Westbrook do not contain this limitation and require the Company to reimburse them for certain tax impacts of exceeding this limit. See “The Impact of Tax Considerations on Executive Compensation Decisions” on page 44. Payments under each of the NEO Agreements are contingent on the executive's agreement to a 24-month non-compete following termination of employment. We believe that the multiples of compensation and other benefits provided under the Agreements, as described beginning on page 50, are consistent with the practices of our Regulated Utility Peer Group. Of note, the Company has not provided an Agreement including an excise tax gross-up since Mr. Thornburg was hired in 2006. All Employment Agreements entered into after this date offer a limitation or a "Best of Net" cutback. The Company has no formal change-in-control or severance policy. However, as noted here, individual Agreements generally have provisions related to both change-in-control and severance. In March 2014, the Committee and Board determined to remove the "stay-on bonus" feature from all Agreements recognizing that this is no longer a favored market practice.

•
Other Compensation — The Company provides non–elective contributions to the Company Savings Plan ("401(k)") in recognition of service and contributions to the Company and allows for executive deferrals. All employees, including NEOs, may participate in the 401(k), as amended and restated on January 1, 2016. Since January 1, 2009, the Company's 401(k) plan has included requirements of a special IRS safe harbor that allows the Company to make an automatic, non-elective contribution of 3% of salary for all eligible employees and an additional 1.5% non-elective contribution for eligible employees who are not eligible to participate in the Company's qualified defined benefit pension plan, even if the employee does not make his or her own contributions. Executive officers may also elect to defer compensation under a non-qualified salary deferral plan. In December 2016, the Company and certain of the Company’s officers, including the NEOs, entered into amendments to the Deferred Compensation Agreements documenting that no elections to defer compensation may be made under the Agreements after 2016 and that the amounts payable under the original Agreements will remain subject to the terms of the original Agreements. The Company took this action specifically to freeze the “above market interest crediting methodology (the product of Moody’s AAA Corporate Bond Yield Average Rate, plus an additional 4%) on future deferrals, which is no longer a market prevalent practice. Concurrently, the Compensation Committee and the Board adopted the 2017 Connecticut Water Company Deferred Compensation Plan (“2017 DCP”), a non-qualified plan, that allows eligible participants to defer up to 50% of their base salary and up to 100% of incentive compensation earned. The Plan also permits, but does not require, the Company to make discretionary contributions. Effective on January 1, 2017, executive officers and certain other highly compensated leaders became eligible to elect to defer up to 50% of base salary and 100% of incentive compensation under the new non–qualified 2017 Connecticut Water Company Deferred Compensation Plan. This Plan allows participants to allocate their deferral accounts among several notional investments, the value of which will be increased or decreased to reflect deemed returns under the selected notional investment. The Company also maintains several non–qualified, Deferred Compensation Agreements for executives that were amended to freeze the Agreements to new deferrals after January 1, 2017.

The Role of Management in Compensation Decisions
The Committee and the CEO discuss the financial metrics that closely align performance targets of the business with the strategic goals of the Company. The Committee and the CEO also discuss the individual goals and desired initiatives for each executive, to determine which initiatives should become components of the annual incentive plan, and the extent to which performance targets for the previous year have been achieved.
The Committee reviews information provided by its Independent Compensation Consultant and uses that information as a reference point for setting the different components of compensation. The CEO provides input on and makes recommendations to the Committee for executives other than himself with respect to annual salary adjustments, annual and long-term incentive opportunity levels and adjustments, and grants of equity awards under our incentive plans. The Committee approves or modifies the compensation of these executives taking into consideration the CEO’s input and recommendations.
From time to time throughout the year, the CEO or the Vice President, Human Resources and Corporate Secretary may provide to the Committee market based data from published surveys, peer companies and other sources with regard to annual salary range adjustments, merit increase budgets and other information related to best practices and emerging trends on executive compensation matters to supplement information from the Consultant.
In 2016, the CEO was present at all of the Committee meetings, and attended a portion of two executive sessions at the invitation of the Lead Director. The CEO did provide information to the Committee regarding compensation for his direct reports in executive session but did not participate in meetings or deliberations when his own compensation was discussed.

The Role of the Compensation Consultant
The Committee has utilized the services of The Wilson Group as the Independent Compensation Consultant ("Consultant" or "The Wilson Group") since 2012. The Committee has the sole authority to hire or terminate their consultant as well as to approve fee arrangements for work performed. The Wilson Group assisted the Committee in fulfilling its responsibilities under its Charter, by providing a briefing on best practice trends in executive compensation and the governance of executive compensation, reviewing and recommending changes to the compensation peer group, and advising on compensation and benefit matters for the NEOs through their benchmark studies and advisory services. The Committee has authorized the Consultant to interact with management and the Committee’s outside legal counsel on behalf of the Committee, as needed to facilitate communication, information gathering activities and work processes required to carry out the instructions of the Committee (for example, the revised Regulated Utility Peer Group for 2016 and the DCP design and implementation).
In fiscal year 2016, The Wilson Group provided services to management related to benchmarking compensation for non-executives and revising the Company's compensation structure. This work, as well as the total expense, was fully disclosed to and affirmed by the Committee and Lead Director of the Board. These services totaled $70,877 in 2016. The Committee has assessed the independence of The Wilson Group pursuant to SEC and NASDAQ Listing rules and has concluded that the Consultant’s work for management does not give rise to any conflict of interest concerns.
The Committee retains a compensation consultant every two years, or more frequently if needed, to review, gather competitive data and provide advice on executive compensation matters. The most recent executive compensation benchmark review was completed in December 2015 by The Wilson Group and then supplemented by a competitive review of best–practice peer deferred compensation plan designs in September 2016. In these reviews, the Consultant provided advice and information regarding the design and implementation of the Company’s executive compensation programs, and updated the Committee about regulatory and other technical developments that may affect the Company’s executive compensation programs. In addition, the Consultant provided the Committee with competitive market information, analyses and trends on base salary, short-term incentives, long-term incentives, and executive benefits.
The Committee believes that the Consultant provides candid, direct and objective advice to the Committee, to that end:

•	the Committee directly selected the Consultant;

•	the Consultant is engaged by and reports directly to the Committee and the Chairman of the Committee;

•	the Consultant meets as needed with the Committee in executive sessions that may or may not be attended by any of the Company’s officers, as determined by the Chairman;

•	the Consultant has direct access to the Committee Chairman and members of the Committee during and between meetings; and

•	interactions between the Consultant and management generally are limited to internal data gathering, discussions on behalf of the Committee and information presented to the Committee for approval.
Competitive Positioning
In 2015, the Committee engaged the Consultant to review the Company’s Compensation Peer Group.

Based on recommendations from the Consultant, the Committee articulated the following criteria as the rationale for establishing the Compensation Peer Group:

1.	The peer group is comprised of companies within the same basic industry segment as the Company;

2.
The number of companies is large enough to reflect a group of companies that is not expected to change over time. If one or two utilities in this peer group are acquired or go private, it should not distort the Company’s benchmark comparisons over time;

3.	The companies reflect a stable set of utilities from a performance perspective readily allowing comparisons to TSR when benchmarking pay and performance relationships; and

4.
The majority of utilities represented in the peer group have been selected as peer companies by ISS and/or Glass Lewis. This means that these proxy advisory firms believe that these companies reasonably reflect our industry practices and performance.

Resulting from that review and subsequent recommendations, the Committee established the Regulated Utility Peer Group as follows (along with all other references to this peer group in this document):

Regulated Utility Peer Group

Company	Primary Industry	Ticker
American States Water	Water & Electric Services	AWR
American Water Works Company	Water & Waste Water Services	AWK
Aqua America	Water & Waste Water Services	WTR
Artesian Resources Corporation	Water & Waste Water Services	ARTNA
California Water Services Group	Water & Waste Water Services	CWT
Chesapeake Utilities Corporation	Natural Gas Distribution & Electric	CPK
Delta Natural Gas Company	Natural Gas Distribution	DGAS
Empire District Electric	Electric Services & Gas	EDE
Gas Natural, Inc.	Natural Gas Distribution	EGAS
Middlesex Water Company	Water & Waste Water Services	MSEX
Northwest Natural Gas Company	Natural Gas Distribution	NWN
RGC Resources	Natural Gas Distribution	RGCO
SJW Corporation	Water & Waste Water Services	SJW
Unitil Corporation	Electric Services & Gas	UTL
York Water Company	Water & Waste Water Services	YORW

The Company's size in relation to this peer group is approximately at the 25th percentile, as such, the Committee has benchmarked compensation for the executives at this level, as advised by the Consultant.

In 2015, and affirmed in 2016, the Committee refined the Company’s total pay compensation philosophy to target the pay of our NEOs in a range of plus or minus 10% of the market median composite of our Regulated Utility Peer Group (25th percentile), and other survey resources.
The Committee reviewed data compiled by the Consultant from 2015 Proxy Statements for the Regulated Utility Peer Group which provided philosophy, program design and total direct compensation statistical data for the top five executive officers by title and duties. The Consultants compared each NEO position to similar positions at other companies, seeking a minimum of five matches for each NEO as a benchmark for inclusion in the analysis. Such matches were made for the Chief Executive Officer, SVP and Chief Financial Officer, Vice President, Customer and Regulatory Affairs and Vice President, Service Delivery. Market Data was captured at the 25th, 50th, and 75th percentiles, consistent with the Company’s current compensation philosophy, however to reflect the Company's size, data reflecting the 25th percentile of the primary peer group was utilized.
To determine the market value of each position, the Consultant calculated the Market Composite of the data. The resulting information was then presented to the Committee in the form of a comparative analysis of actual pay to the marketplace for compensation components including base pay, Total Cash Compensation and Total Direct Compensation. This information was the basis for how each NEO position was assigned to a salary grade in the Company's Compensation Administration structure.
The Committee used these salary grades to determine the preliminary salary recommendation and the preliminary target annual, and long-term equity incentive award values for each executive position. Each salary grade is expressed as a range with a minimum, midpoint, and maximum. The Committee seeks to set the midpoint for Executive officer salaries, target annual and target long-term incentive award values to a position plus or minus 15% of the 25th percentile reported for executives in equivalent positions in the Regulated Utility Peer Group and other resources disclosed in the table above.
This framework provides a guide for the Committee’s deliberations. The actual total compensation and/or amount of each compensation element for an individual executive officer may be more or less than this figure.

How We Make Compensation Decisions
In conjunction with the review and approval of the upcoming year’s financial and strategic plans each fall, the Committee determines the level of potential awards through the Company’s 2014 PSP for the upcoming year, and undertakes a risk analysis to identify any adverse material impacts that the incentives might pose and takes steps to mitigate such impacts. The specific performance goals are established and the corresponding maximum, target and threshold awards are determined by the Committee taking into consideration guidance from the Consultant, which was most recently benchmarked in September 2016. At the conclusion of the 2014 PSP plan year when performance has been measured, the Committee determines for each NEO the portion of the awards that were actually earned, based upon the achievement of performance goals set in the financial and strategic business plans. The awards are then made to the participants. Long-term awards have pre-established goals that must be achieved, a vesting period that must be satisfied, and a continued employment term of three years, except in the case of an approved retirement, when vesting may be accelerated per the terms of the 2014 PSP.
In the first quarter of each year, the Committee reviews the current total compensation of our leadership team, the executive officers reporting to the CEO, including salaries, target annual and long-term incentive award values, perquisites, other benefits (including retirement, health, and welfare benefits) and employment and change-in-control arrangements. The Committee receives an annual report from the CEO in executive session on each individual executive’s historical compensation information; each executive’s performance; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation. As reported in detail beginning on page 34, every two years, or as frequently as the Committee desires, a recognized independent compensation consultant is engaged to analyze executive compensation competitiveness and reasonableness of the Company’s executive officer pay levels and programs. Comparisons have regularly been made to a sample of larger and smaller publicly-traded regulated utilities, including our Regulated Utility Peer Group members, as disclosed on page 35. The Consultant also provides recommendations regarding executive compensation program strategy, mix and award practices based upon competitive market trends as well as tax and financial efficiencies. The Wilson Group provided an analysis and recommendations on these matters to the Committee in December of 2015 for the 2016 plans and programs and September 2016 for the design of the 2017 DCP.
The Committee then sets each executive’s compensation target for the current year. Typically, this involves establishing annual merit opportunities. In 2015, the Committee approved a new Merit Pay Distribution Matrix ("Merit Matrix") for 2016 for all employees, including the NEOs. This Merit Matrix uses three data points to calculate merit pay adjustments, Company budget, performance rating and the incumbents’ base pay position in their assigned salary grade, which is aligned with the market pay for that position. The Committee then reviews this information and uses its sound business judgment to approve or modify the Merit Matrix generated pay adjustments for the NEOs. In March 2016, the Committee approved the generated pay adjustments for the NEOs as they were aligned with market practices and supported the Company's compensation philosophy. In March of 2017, the Committee used negative discretion to modify the Merit Matrix generated pay adjustments to reflect their views on NEO performance and Company expense considerations. Merit increases become effective on a date determined by the Committee, typically in the first half of the year. The Committee’s decisions are then reported to and reviewed by the Board per the Committee Charter.
Decisions about individual compensation elements and total compensation are ultimately made by the Committee using its sound business judgment, focusing primarily on the executive officer’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the financial and strategic objectives were achieved. Thus, with the exception of the performance awards discussed later, the compensation of our executives is not entirely determined by formula.

Total Annual Cash Compensation
In the first quarter of 2016, using the analysis and work product provided by the Consultant in December of 2015, the Committee implemented revised salary ranges and the new Merit Matrix for all Company employees, including the NEOs. The revised ranges adjusted the midpoints for NEOs ranging between 0.9% for the CEO and SVP, CFO and 1.0% for the President, Maine Water and the VPs. As discussed previously on this page, the Merit Matrix uses three data points to calculate merit pay adjustments, Company budget, performance rating and the incumbents base pay position in their assigned salary grade, which is aligned with the market pay for that position. The Committee, then using its sound business judgment, approves or adjusts the generated pay adjustments for the NEOs. In 2016, the Committee authorized the pay adjustments that resulted from the Merit Matrix assessing them as market and performance aligned.
As advised by the Consultant, the Committee adopted the best practice of basing the annual and long-term incentive targets on each NEO’s base salary amending their prior practice of using salary range midpoints with the exception of Ms. Wallingford. Her base pay was behind the midpoint in her salary range in 2016 due to her short tenure with the Company, and thus, her incentive opportunity would not have been competitive to the market, leading the Consultant to recommend and the Committee to set her award opportunity to the midpoint in her salary range. The Committee believes that base salary is a reflection of not only market competitive positioning but also an accurate reflection of the Committee’s assessment of the

NEO’s individual performance, skills and experience, therefore, using this as the basis for expressing incentive opportunity is a reasonable practice and can serve to motivate performance.
The charts below illustrate the fiscal year 2016 percentages of total compensation related to base pay, annual and long-term plan incentives for each of the NEOs.
As mentioned previously, the primary reason for individual variation of salaries from the market median composite of the Regulated Utility Peer Group (25th percentile) and published survey resources includes individual performance, skills, experience and length of time in current position. Similarly, because annual incentive targets and the annualized value of long–term incentive targets are applied to actual base pay for all but the Division President, Maine Water, the Total Cash and Total Direct Compensation values may differ from market median composite of the Regulated Utility Peer Group (25th percentile) and published survey resources.

2016 CEO Total Compensation at Target
Base Pay
Annual Award
Long-Term Award
33%
45%
22%
Base Pay = $481,529

2016 SVP & CFO Total Compensation at Target
Base Pay
Annual Award
Long-Term Award
22%
22%
56%
Base Pay = $316,272

2016
President MWC & VP Total Compensation at Target
Base Pay
Annual Award
Long-Term Award
18%
18%
64%
Base Pay
Wallingford = $229,461
Westbrook = $258,309
Johnson = $251,105

This practice results in a large percentage of total compensation (excluding benefits) for the NEOs being performance based. The following table shows 2016 total actual performance-related percentages for the NEOs, with the performance share elements valued at $53.04, the closing price of March 9, 2017:

		Fixed and Performance Based Pay Percentages for Plan Year 2016
	Fixed	Performance-Based
NEOs	Salary (% of Total)	PSP-Annual Incentive (% of Total)	PSP –Long- Term Incentive (% of Total)(1)	Total Performance Related (% of Total)

Mr. Thornburg	39.45%	24.75%	35.80%	60.55%
Mr. Benoit	53.68%	26.19%	20.13%	46.32%
Ms. Wallingford	58.33%	22.62%	19.05%	41.67%
Ms. Westbrook	56.04%	23.25%	20.71%	43.96%
Ms. Johnson	59.67%	23.03%	17.30%	40.33%
(1) Includes 33.33% of the 2014, 2015 and 2016 long-term PSP awards.

Performance Objectives and Annual Incentive Awards Through the 2014 PSP
We carefully set annual incentives through the 2014 PSP to reward our executive officers, including the NEOs, for the Company’s annual performance in achieving pre-established financial, strategic and individual executive goals set at the Company level. In the fourth quarter of each year, based on the CEO’s recommendations for his direct officer reports, the Committee reviews this information to determine if any material adverse impact may arise as a result of the recommendations and then establishes the threshold, target and maximum annual incentive award opportunity for each NEO, sets the performance objectives for the upcoming performance year and reviews those actions with the Board. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee in consultation with the Consultant and are reviewed with the Board in accordance with the Committee’s Charter.
Threshold, Target and Maximum Incentive Award Opportunities
The Committee established a threshold, target and maximum incentive award opportunity for each NEO expressed in 2016 as a percentage of the base pay for the annual and long-term awards as detailed in the chart below, with the exception of Ms. Wallingford, whose award opportunity is based on her salary range midpoint. The ranges for 2016 were revised in response to the 2015 executive compensation review completed by the Consultant to reflect the Company’s compensation philosophy, market competitive information and practices.
The 2014 PSP is a tool that the Committee employs to pay fully-competitive annual and long-term cash and equity incentives when performance against goals meet or exceed the target level. The Committee has the authority to determine the amounts of annual and long-term awards and to adjust actual performance results for extraordinary circumstances when the Committee, exercising its sound business judgment, deems it prudent to do so. The following table displays the 2016 base pay for each of the NEOs and the award opportunities, as defined by the Compensation Committee, for achievement at threshold, target and maximum levels of performance in the annual plan.

	2016 Performance Stock Plan Annual Awards as Percentage of Base Pay or Salary Grade Midpoint
	Achievement Levels	80%	100%	120%

NEOs	2016 Base Pay at Grant ($)(1)	PSP Annual Award at Threshold	PSP Annual Award at Target	PSP Annual Award at Maximum
Mr. Thornburg(2)	463,008	40%	50%	65%
Mr. Benoit	307,060	30%	40%	50%
Ms. Wallingford(3)	220,636	20%	30%	40%
Ms. Westbrook	249,574	20%	30%	40%
Ms. Johnson	240,292	20%	30%	40%

(1)	Base pay in effect at the time that the Committee granted awards for the 2016 performance period in January 2016.

(2)
Effective January 2016 and based on the results of the Consultant's executive compensation benchmarking study, in 2015, the Committee aligned the CEO's annual award opportunity with the twenty–fifth percentile (25th) of the Regulated Utility Peer Group; Threshold 40%, Target 50% and Maximum 65%.

(3)
Ms. Wallingford's target award opportunity, when calculated on base pay, was not competitive to the market. As such, the Consultant recommended and the Committee approved using the salary range midpoint of $220,800 for the basis of her award opportunity calculations.

Annual Incentive Performance Objectives
Based on the CEO’s recommendations and an analysis of the associated potential risk points, the Committee sets the financial, strategic and individual objectives for each executive officer, including the NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on the following Annual Plan Metrics for 2016:

2016 Annual Incentive Performance Process
In executive session, the Committee selected and quantified the CEO’s performance goals, as depicted in the chart above, taking into consideration the Company’s current financial and strategic priorities. The Committee recognizes that EPS should be emphasized, but also that performance against this metric may not be reflected in a single 12-month period. Each of these goals are further defined by identifying the threshold level of performance (80%), target or expected performance (100%) and maximum level of performance (120%).
The Committee selected these strategic goals based on its judgment that they represent areas where the CEO should focus his energies to continue to drive the Company’s business forward. The potential risks associated with the CEO’s performance goals were reviewed by the Committee and with the Board and his progress was periodically reviewed.
For 2016, annual incentives for our other NEOs were based on performance measured against the same set of strategic Company goals assigned to the CEO but the individual project component was customized to each individual.
When setting the target levels for the financial, strategic and individual objectives related to the annual incentive awards, the Committee concluded that the relationship between the payments generated at the carious levels of achievement for the NEOs, other than the CEO, and the degree of difficulty of attainment for the performance targets was significant and reasonable.
Performance Objectives and Long-Term Incentive Awards Through the 2014 PSP
We use long-term incentives through the 2014 PSP to reward our executive officers, including the NEOs, for the Company’s longer-term performance in achieving pre-established financial and strategic goals set at the Company level. In the last quarter of each year, based on the CEO’s recommendations for his direct officer reports, the Committee establishes the threshold, target and maximum long-term incentive award opportunities for each executive and approves the performance objectives for the upcoming performance year. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee and are reviewed with the Board in accordance with the Committee’s Charter.
Consistent with several previous performance metrics enhancements, for plan year 2016, the Committee, in consultation with the Consultant, approved two metrics for use in the long-term plan, both weighted at 50%:

•	Absolute three-year average Return on Shareholders’ Equity ("ROE"); and

•	A TSR Scorecard
ROE is the amount of net income returned as a percentage of shareholders equity and measures a company's profitability by revealing how much profit is generated with the money shareholders have invested. Awards are payable when the Company’s three-year average performance achieves or exceeds targets set by the Committee before the performance period.

TSR is a term describing the total of the Company’s stock price appreciation and aggregate dividends over a specified period of time. The TSR Scorecard is a weighted comparison of the Company's absolute three-year average annual TSR to three comparators; the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index and to a component of the Company's publicly traded Water Utility Peers.
The Water Utility Peers for the Company exclude the three largest water utilities, American Water Company, Aqua America and American States Water. American Water Company is excluded because the scale of the company makes it not a good comparator for performance; Aqua America is represented in the S&P Mid Cap Utilities Index so is already a comparator and American States Water is included in the S&P Small Cap Utilities Index and is therefore already represented as a comparator, (see following table):

Water Utility Peers	Ticker

Artesian Water Company	ARTNA
Middlesex Water Company	MSEX
York Water Company	YORW
San Jose Water Company	SJW
California Water Company	CWT
The Consultant and the Committee believe that measuring the Company’s three-year average annual TSR performance against broader market indices in addition to the Water Utility Peers provides for a better reflection of performance given that the current Water Utility Peers include only five reference points. With such a narrow group of comparators, there is a high risk of substantial volatility due to the impact of specific actions on the part of one or two peers (for example, one peer does a significant acquisition or divestiture in the measurement period) on the total aggregate results of the group.
Awards are payable when the Company's three-year average annual TSR meets or exceeds certain benchmarks as compared to the comparators in the Scorecard.
Target Long-Term Award Opportunities
As reported in the table below, the 2016 target incentive opportunities for the NEOs ranged from 75% - 30% of base pay, or in the case of Ms. Wallingford, of salary range midpoint, in the long-term incentive plan. These target levels were determined to be at market of the 25th percentile for similar positions in the Regulated Water Utility Peer Group as recommended by the Consultant. Should an executive’s responsibilities increase during the year and/or be promoted, the target incentive opportunity for the year may be adjusted to reflect the new salary range and target bonus opportunity. The achievement levels for the long-term plan are 50% at threshold, 100% at target and 150% at maximum levels of performance to reflect market practices that provide more upside opportunity for performance that exceeds target while reducing the award that would be payable for performance below target.

	2016 Performance Stock Plan Long-Term Awards as Percentage of Base Pay or Salary Grade Midpoint
	Achievement Levels	50%	100%	150%

NEOs	2016 Base Pay at Grant ($)	PSP Long-Term Award at Threshold	PSP Long-Term Award at Target	PSP Long-Term Award at Maximum
Mr. Thornburg(1)	463,008	40%	75%	115%
Mr. Benoit	307,060	20%	40%	60%
Ms. Wallingford	220,636	15%	30%	45%
Ms. Westbrook	249,574	15%	30%	45%
Ms. Johnson	240,292	15%	30%	45%
(1) Effective January 2016 and based on the results of the Consultant's executive compensation benchmarking study in 2015, the Committee aligned the CEO's long–term award opportunity with the twenty–fifth percentile (25th) of the Regulated Utility Peer Group; Threshold 40%, Target 75% and Maximum 115%.
2016 Long-Term Incentive Performance Objectives
Based on the CEO’s recommendation, the Committee in consultation with the Consultant, set the following metrics for the 2016 long–term plan:

•	Deliver 3 Year Average Return on Shareholder's Equity ("ROE") at a weight of 50%; and

•	Achieve a relative three–year average annual TSR against the TSR Scorecard.
The TSR Scorecard permits the Committee to provide award opportunities when the Company's three–year annual average TSR performance meets or exceeds certain benchmarks when compared to the S&P Small and Mid Cap Utilities indices and the Water Utility Peer Group as defined on pg 40.
2016 Long-Term Incentive Performance Process
The Committee selected and weighted the CEO’s goals, taking into consideration the Company’s current financial and strategic priorities and reviewing all associated elements of risk. The Committee recognizes that delivering sustained shareholder value and returns on that value is critical to the Company’s success and as such set the CEO’s 2016 long-term incentive award opportunity as previously detailed above.
The Committee set the target levels associated with this objective and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the target was significant and reasonable.
The CEO’s goals were reviewed with the Board and his progress was periodically reviewed by the Committee and the Board during the year.
The 2016 long-term incentives for our other NEOs were based on the same performance measures used to assess the CEO's long–term incentive as detailed above.
PSP Annual and Long-Term Incentive Measurement
2015 Award Measurement Paid in 2016
The Committee met on March 10, 2016, and finalized amounts payable as annual and long-term incentive awards to the NEOs. The annual results for the 2015 plan year were reported previously in the 2016 Proxy Statement but are reiterated here because the payments of such portions of the annual and long-term awards for 2015 had an impact on the NEO’s compensation in 2016.
The annual plan metrics and achievement levels were as follows:

•	2015 EPS target was $2.02; actual EPS was $2.07 which met the maximum level of performance. The award was capped at 120% of target and provided 84% to the award allocation calculation for each NEO;

•
The Customer Satisfaction metrics for CWC and MWC exceeded Threshold level performance, providing 8.2% and 8%, respectively, which was then weighted at 75% for the CWC achievement and 25% for MWC for a combined award of 8.2% toward the total award calculation for each NEO;

•
The Employee Satisfaction metric for CWC was deemed by the Committee to have been earned at Threshold level performance, while the MWC score exceeded Target, providing 8% and 10.8%, respectively, which was then weighted at 75% for the CWC achievement and 25% for MWC for a combined award of 8.7% toward the total award calculation for each NEO; and

•
Each NEO was assigned an initiative to accomplish under the Individual Component of the Annual Award, Messrs. Thornburg and Benoit achieved their award at Target level, providing 10% to the award calculation, Ms. Westbrook and Ms. Johnson achieved their award over Target level, providing 10.6% to the award calculation and Ms. Wallingford achieved her award close to Maximum level, providing 11.3% to the award allocation.

As a result of the final weighted calculations of the above measures, the CEO and SVP, CFO received 110.9%, two of the vice presidents received 111.5%, and the remaining NEO received 112.2% of their target award allocation for the 2015 annual incentive plan, paid in 2016.

The Company’s three-year annual average TSR for the period ending December 31, 2016 was 11.2%; which resulted in the following relative rankings and provided earnings toward the calculation of the long-term award as expressed through the TSR Scorecard:

•	Achieving the 36th percentile of the S&P Small Cap Utilities Index three-year annual average TSR for the period ending December 31, 2016 and provided 18% of target to the award calculation;

•	Achieving the 29th percentile of the S&P Mid Cap Utilities Index three-year annual average TSR for the period ending December 31, 2016 and provided 14.5% of target to the award calculation; and

•
Achieving the 60th percentile of the water utility peers’ (excluding American Water Company, Aqua America and American States Water) three-year annual average TSR for the period ending December 31, 2016 and provided 60% of target to the award calculation.

As a result of the final weighted calculation using the TSR Scorecard, each of the NEO's received 92.5% of their target award allocation for the 2015 long-term incentive plan, paid in 2016.
Total awards earned through the 2014 PSP for the 2015 plan year, paid in 2016 were as follows (previously disclosed in the 2016 Proxy Statement):

	2015 Annual and Long-Term PSP Awards Earned in 2016
	Total Annual PSP Award Value ($)	Annual PSP Cash Award ($)	Annual PSP Shares (#)(1) (2)	Total Long-Term PSP Award Value ($)	Long-Term PSP Cash Award ($)	Long-Term PSP Award Shares (#) (1) (2)
Mr. Thornburg	$240,088	$106,516	3,730	$253,208	$—	6,895	(3)
Mr. Benoit	$134,130	$104,623	824	$95,953	$60,537	989
Ms. Westbrook	$85,620	$47,231	1,072	$58,496	$26,088	905
Ms. Wallingford	$78,680	$61,205	488	$53,275	$—	1,467	(3)
Ms. Johnson	$82,432	$63,954	516	$56,318	$35,513	581
(1) The grant date fair value of these awards was $35.81.
(2) Ms. Westbrook made future payment date elections under the PSP for both her annual and long-term awards earned in 2015 as follows: (a) annual plan - payout to be made 45 days following the final vesting of the award, and (b) long-term plan - 33.33% per year for three years following the first (1st) anniversary of the final vesting of the award.
(3) In 2016 when the awards were measured for the 2015 plan year, Mr. Thornburg had a total forfeiture of 6,158 long-term PSP shares and Ms. Wallingford had a total forfeiture of 731 long-term PSP shares.
The Company’s 2016 Strategic Plan provided the targets for awards through the 2014 PSP that were to be payable in 2017.
2016 Award Measurement Payable in 2017
The Committee also met on March 9, 2017, and upon report to the Board on March 10, 2017, finalized amounts payable as annual and long-term incentive awards to the NEOs through the 2014 PSP for 2016 as follows:

2016 Annual Incentive Results

•	2016 EPS target was $2.08; actual EPS was $2.12 which met the maximum level of performance. The award was capped at 120% of target and provided 78% to the award allocation calculation for each NEO;

•
The Customer Satisfaction metric result for CWC was 91.5% (75% of the calculation) and 78.9% for MWC (25% of the calculation), delivering a calculated result that exceeded Threshold level performance, providing 9% toward the total award calculation for each NEO;

•
The Employee Satisfaction metric result for CWC was 92.1% (75% of the calculation) and 92.4% for MWC (25% of the calculation), delivering a calculated result that exceeded Maximum level performance, providing 12% toward the total award calculation for each NEO;

•	The Metered Ratio metric (measures our success in reducing lost water in our systems) results were achieved at 95.0% of target, contributing 4.8% toward the award calculations; and

•
Each NEO was assigned an initiative to accomplish under the Individual Component of the Annual Award, Messrs. Thornburg and Benoit achieved their award at Target level, providing 9.3% to the award calculation, Mesdames Johnson, Wallingford and Westbrook achieved their award over Target level, providing 10.7% to the award allocation.

2016 Long-Term Incentive Results
The Company’s three-year average Return on Shareholders’ Equity was calculated at 10.1% for the period which achieved the Maximum level of performance, capped at 150% and weighted at 50% of the long term plan, delivering 75% to the long-term award allocation.
The Company’s three-year annual average TSR for the period ending December 31, 2016 was 19.5%; which resulted in the following relative rankings and provided earnings toward the calculation of the long-term award as expressed through the TSR Scorecard:

•
The Company, if included in the S&P Small Cap Utilities Index would have exceeded the results of all entities in the Index. The Company exceeded the 75th percentile of the Index’s three-year annual average TSR for the period ending December 31, 2016, delivering Maximum level of performance, capped at 150% and provided 37.5% of target to the award calculation;

•
Exceeded the 75th percentile of the S&P Mid Cap Utilities Index three-year annual average TSR for the period ending December 31, 2016, delivering Maximum level of performance, capped at 150% and provided 37.5% of target to the award calculation; and

•
Achieved the 50th percentile of the Water Utility Peers’ (excluding American Water Company, Aqua America and American States Water) three-year annual average TSR for the period ending December 31, 2016 and provided 50% of target to the award calculation.

As a result of the final weighted calculation using the TSR Scorecard and the ROE measure, each of the NEO's received 62.5% and 75% of their target award allocation, respectively, allowing for a combined weighted total of 137.5% of target for the 2016 long-term incentive plan, paid in 2017.
The detailed calculations for each NEO are as follows:

	Eric W. Thornburg, President & CEO David C. Benoit, Sr. Vice President & CFO 2016 Annual Plan Shared Goals
	Weighting	Achievement Level	Mr. Thornburg's Award	Mr. Benoit's Award
Financial Performance — EPS	65%	78.00%	$195,621	$99,795
Customer Satisfaction	10%	9.04%	$20,920	$10,804
Employee Satisfaction	10%	12.00%	$30,096	$15,353
Metered Ratio	5%	4.80%	$10,996	$5,773
Individual Component	10%	9.30%	$21,530	$11,208
Total	100%	113.14%	$279,163	$142,933

	Kristen A. Johnson, VP HR & Corporate Secretary Judith E. Wallingford, President Maine Water Maureen P. Westbrook, VP Customer & Regulatory Affairs 2016 Annual Plan Shared Goals
	Weighting	Achievement Level	Ms. Johnson's Award	Ms. Wallingford's Award	Ms. Westbrook's Award
Financial Performance — EPS	65%	78.00%	$62,476	$57,408	$64,889
Customer Satisfaction	10%	9.04%	$6,053	$5,562	$6,287
Employee Satisfaction	10%	12.00%	$9,612	$8,832	$9,983
Metered Ratio	5%	4.80%	$3,329	$3,059	$3,458
Individual Component	10%	10.70%	$8,025	$7,374	$8,335
Total	100%	114.54%	$89,495	$82,235	$92,952

Total awards earned through the 2014 PSP for the 2016 long-term plan year were as follows:

2016 Long-Term PSP Awards Earned in 2016
Long-Term PSP Award ($)
Mr. Thornburg	486,158
Mr. Benoit	168,883
Ms. Wallingford	91,080
Ms. Westbrook	102,949
Ms. Johnson	99,120

The Impact of Tax Considerations on Executive Compensation Decisions
While the Company’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described throughout this Compensation Discussion and Analysis section. Section 162(m) of the IRC of 1986 generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other NEOs in any one year, subject to certain specified exceptions. As previously noted, under the amended and restated employment agreement and change-in-control plan descriptions for Messrs. Thornburg and Benoit, and Ms. Westbrook beginning on page 50, in the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then an additional “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. We included these provisions in these agreements because we did not want the potential excise tax to serve as a disincentive to pursue a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our NEOs record of performance, this determination is appropriate. Neither Ms. Wallingford's Employment Agreement nor Ms. Johnson's Amended and Restated Employment Agreement and change-in-control plan provide for a tax gross-up, instead, the Committee and Board amended each of Ms. Wallingford's Employment Agreement and Ms. Johnson's Amended and Restated Employment Agreement on January 24, 2013, to include a “Best of Net Cutback” provision. A "Best of Net Cutback” provision provides that the executive may receive his or her full change-in-control related payment and be responsible for all taxes, except that the payments will be reduced to an amount such that the payments would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.
Compensation Clawback Policy
The Committee has adopted a compensation clawback policy that applies to all incentive compensation received by executive officers and augments the clawback policy, set by regulation and included in the 2014 PSP. Under the policy, the Company may recover from an executive officer the amount of previously paid incentive compensation (including both cash and equity awards) that the Board of Directors determines to be appropriate in two circumstances. The first circumstance arises if an executive officer’s acts or omissions are a significant contributing factor to a requirement that the Company restate its reported financial results due to a material error. The second circumstance under which compensation may be recovered under the policy arises if the executive officer’s employment is terminated for “cause.” Under the policy, “cause” is defined to include instances of gross negligence, willful misconduct or willful malfeasance that materially adversely impact the Company’s reputation or business; willful violations of law that materially adversely affect the Company’s reputation or business; or theft, embezzlement or fraud. This clawback provision is intended to provide enhanced safeguards against certain types of executive misconduct, and allows for recovery of significant compensation paid to an executive officer who engages in such misconduct. In addition, the Committee has adopted a compensation clawback policy that applies to incentive compensation received by employees at large of the Company. The policy provides that if the Company is required to restate its financial results to correct a material error, and the Board of Directors reasonably determines that an employee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement, then, to the extent permitted by applicable law, the Company may recoup or “clawback” such incentive compensation that the Board of Directors, in its discretion, determines to be appropriate.
Anti-Hedging Policy
The Company does not allow directors, officers and specified employees to hedge the value of Company equity securities held directly or indirectly by the directors, officers or specified employees. Company policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities, as well as short sales of Company securities, hedging or monetization transactions or purchases of Company equity securities on margin. In addition, in 2016, no directors, officers or specified employees pledged any Common Stock.
Risk Assessment
The Committee of the Board regularly reviews the compensation policies and practices for all employees, including executive officers, and has determined that our compensation policies do not, and are not reasonably likely to, have a material adverse effect on the Company. The Committee, following its review and approval of executive compensation matters, reports to the full Board for their ratification. The Company believes that this is an important step to assure that the decisions made by the Committee are aligned with the strategy of the Company and transparent to all constituencies, therefore exposing any potential risks for discussion and mitigation. The Committee makes decisions regarding incentive and other forms of compensation based on analysis and discussion of the following key factors, presented by knowledgeable industry professionals that have the potential to encourage excessive risk-taking:

•	an excessive focus on equity compensation;

•	a total direct compensation mix weighted toward annual incentives;

•	uncapped payouts;

•	unreasonable or undefined incentive plan goals; and

•	incentive payout “cliffs” that may encourage short-term business decisions to achieve payout parameters.
The Committee highlights the following design features of our executive compensation programs that operate to mitigate the concern of excessive risk taking for participants:

•	all plan parameters, including design, metrics, and payout targets are reviewed by an Independent Compensation Consultant engaged by the Committee;

•
the incentive plan design provides for a conservative mix of cash and equity, annual and long-term incentives and performance metrics including relative three-year annual TSR comparisons, Return on Shareholders Equity, customer and employee satisfaction, reduction of loss water in our systems and an individual component tied to the accomplishment of key strategic initiatives;

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three-year, long-term performance targets that discourage short-term risk taking;

•	maximum payout levels for incentives are capped;

•	all executives participate in the same incentive plan, the 2004 PSP through April 24, 2014 and then the 2014 PSP as of May 8, 2014;

•	the Company does not currently grant stock options;

•	the Committee has the power to reduce payouts at their discretion and did so in the 2015 annual plan; and

•	the 2014 PSP contains an appropriate clawback policy and the Company has augmented that to include additional situations that might give rise to a clawback on incentive compensation.
Senior Leader and Manager Incentive Plan
The Committee determined that, for all non-executive employees, the Company’s compensation programs are low risk. Each year from 2011 - 2016 the Committee has approved a short-term cash incentive program for non-officers called the Senior Leader and Manager Incentive Plan (“SLMIP”). The Committee designed this plan to encourage a team of senior leaders to accomplish goals related to key business drivers such as: to achieve sustainable, cost–effective efficiencies; enhance customer satisfaction and employee satisfaction as measured by an independent third party research firm; control unaccounted for and lost water through achieving an absolute "metered ratio" which is in alignment with our commitment to protecting the environment; and to meet the Company's strategic business plan. The Committee has determined that, beginning in 2016, some or all of awards made under the SLMIP will be made in the form of equity awards under the 2014 PSP. Ultimately, the SLMIP benefits shareholders and customers by appropriately reducing expenses or enhancing revenues while maintaining exceptional customer service and water quality and encouraging safety and infrastructure improvements. In 2016, the SLMIP satisfied:

Metrics	CWC	MWC

Net Income	22.85 million
Employee Satisfaction	91.5%	78.9%
Customer Satisfaction	92.1%	92.4%
Metered Ratio	81.3%	82.1%

In 2016, a total incentive payout of $495,805 was awarded to plan participants. The Committee has determined that this program will not and does not pose a material adverse effect for the Company due to the fact that:

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	maximum payout levels for incentives are capped;

•	the Committee has the power to reduce payouts at their discretion; and

•	the 2014 PSP includes a clawback policy in the unlikely event that Plan awards have an unanticipated effect on risk.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2016 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Eric W. Thornburg,	2016	477,254	—	219,929		—	438,907	575,459	18,278	1,729,827
Chairman/President/CEO	2015	458,898	—	411,810		—	106,516	292,071	15,198	1,284,493
	2014	456,615	—	424,955	(5)	—	178,080	627,741	15,702	1,703,093

David C. Benoit,	2016	314,146	—	49,130		—	244,286	517,935	10,463	1,135,960
Senior Vice President Finance/CFO	2015	304,332	—	47,238		—	165,160	298,961	7,950	823,641
	2014	298,360	—	47,238		—	168,087	650,527	8,089	1,172,301

Judith E. Wallingford,	2016	227,425	—	26,496		—	135,758	132,332	7,361	529,372
Division President, Maine Water	2015	216,457	—	65,569		—	61,205	198,498	6,494	548,223
	2014	205,631	—	64,920		—	59,617	326,182	6,169	662,519

Maureen P. Westbrook,	2016	256,293	—	59,898		—	111,022	331,296	8,737	767,246
VP, Regulatory & Customer Affairs	2015	247,361	—	50,396		—	73,319	131,372	7,421	509,869
	2014	246,136	—	79,641	(5)	—	45,711	526,562	7,348	905,398

Kristen A. Johnson,	2016	248,610	—	28,835		—	147,763	158,871	8,239	592,318
VP, Human Resources & Corporate Secretary	2015	238,159	—	27,726		—	99,467	72,565	7,145	445,062
	2014	236,973	—	26,406		—	74,816	183,465	7,109	528,769

(1) In January 2016, NEOs received either restricted stock or performance shares which is performance based and determined in accordance with the Company's actual performance in comparison to strategic goals approved by the Committee, before the year begins. The amounts in the stock awards columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and reported at target, the level of performance expected at grant. The amounts reported for all years have been calculated to conform to SEC regulations. If the highest level of performance criteria were achieved, the aggregate grant date fair value of the portion of PSP awards elected by Messrs. Thornburg and Benoit, and Mesdames Westbrook, Johnson and Wallingford in performance shares or restricted stock would be disclosed in the following table. Performance conditions for these awards are disclosed on page 43.

Name	Year(A)	Maximum Annual Award ($)	Maximum Long-Term Award ($)
Mr. Thornburg	2016	60,191	266,230
	2015	133,560	467,460
	2014	50,880	445,200
Mr. Benoit	2016	30,706	36,847
	2015	29,524	35,429
	2014	23,819	26,465
Ms. Wallingford	2016	17,664	19,872
	2015	17,485	78,683
	2014	18,284	82,280
Ms. Westbrook	2016	39,932	44,923
	2015	38,397	32,398
	2014	36,569	41,140
Ms. Johnson	2016	19,223	21,626
	2015	18,484	20,794
	2014	17,604	19,804

A.
The amounts reported in this table represent the equity portions of the Annual and Long-Term PSP Awards as elected by the NEOs before the start of each year for 2014, 2015, and 2016. The Long-Term Incentive Awards vest ratably at 33.33%, per year, over a three-year period. All vesting periods also carry a requirement that the executive remain employed by the Company to the completion of the vesting period to receive the earned award. Mr. Benoit and Ms. Westbrook, before the start of the 2016 incentive plan year, elected future date payment options for the performance share units earned under the annual and long-term incentives, pursuant to the 2014 PSP. As a result, Mr. Benoit and Ms. Westbrook are required to accept payment of the performance share portions of their 2016 annual incentive awards earned on the date that is 45 days following the final vesting of the approved award. Mr. Benoit also elected to have his long-term award paid 45 days following the final vesting of the approved award. Ms. Westbrook elected to have her long-term award paid at the rate of 33.33% per year for each of the three years following the first anniversary of the final vesting of the award. Mr. Thornburg's 2016 annual maximum award reflects his election to receive 20% in performance shares versus 2015 and 2014 when he elected 50% and 20%, respectively. His 2016 long-term maximum award reflects his election to receive 50% in performance shares versus 2015 and 2014 when he elected 100% in both years. Performance conditions for these awards are disclosed on pages 42 and 43.

(2) The compensation reported in this column is in the form of cash units issued under the PSP for each plan year represented. Both the annual award and vested and unvested portion of each year's long-term award are included in this column for each NEO. The long-term component has a continued employment vesting schedule, in addition to the attainment of specific performance conditions as disclosed beginning on page 43.
(3) Reflects the increases from 2014 through 2016 in the actuarial present values of each NEO's accumulated benefits under the Company's pension plan and Supplemental Executive Retirement Program (“SERP”). In addition, this column reflects the above market interest earned through the Executive Non-Qualified Deferred Compensation Agreements for Messrs. Thornburg and Benoit and Mesdames Westbrook, Johnson and Wallingford of $2,926, $35,249, $8,585, $6,647 and $5,158, respectively. These Agreements were amended to freeze the participant accounts to new deferrals after December 31, 2016 as discussed on page 57. The year-over-year change in pension value increased in 2016 primarily due to the discount rate decrease year-over-year from 4.30% to 4.10%.
(4) Amounts reflected in this column include the Company's 401(k) safe harbor, non-elective contributions for each NEO in 2016. In addition, the NEOs have been granted supplemental long-term disability policies at premiums of $4,317 for Mr. Thornburg, $1,778 for Mr. Benoit, $1,048 for Ms. Westbrook, $773 for Ms. Johnson and $538 for Ms. Wallingford in 2016. These supplemental long-term disability policies, when combined with the standard long-term disability policy benefit provided to other Company employees, will provide the NEOs a benefit equal to 60% of their compensation in the event that they become disabled. Mr. Thornburg and Mr. Benoit have supplemental life insurance policies, with premiums made by the Company equal to $2,199 and $735 respectively. Mr. Thornburg's 2016 amount also includes $3,812 for a club membership.

(5)
For Mr. Thornburg and Ms. Westbrook, the amounts shown also include the grant date fair value of the awards of 2,723 and 750 restricted shares, respectively, that the Committee awarded Mr. Thornburg and Ms. Westbrook in March 2014, which vest ratably at 33.33% annually over the three-year period 2015 - 2017.

Grants of Plan-Based Awards for 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
E. W. Thornburg	1/21/2016	240,764	358,831	506,994	3,266	5,540	8,222	—	—	—	326,413
D. C. Benoit	1/21/2016	122,824	196,518	270,213	773	1,238	1,701	—	—	—	67,530
J. E. Wallingford	1/21/2016	61,824	105,984	150,144	389	668	946	—	—	—	37,556
M. P. Westbrook	1/21/2016	52,411	89,847	127,283	880	1,508	2,138	—	—	—	84,879
K. A. Johnson	1/21/2016	67,282	115,340	163,399	424	726	1,029	—	—	—	40,851

(1)	The closing share price of the Company's Common Stock was $39.70 on January 20, 2016, the day prior to the grant date.

(2)
Amounts reflect the grant date fair value of restricted stock and performance shares issued to named executives on January 20, 2016, for incentive awards, if awards were earned for maximum levels of performance. Reported amounts are determined according to accounting principles generally accepted in the United States.

As described previously in the Compensation Discussion and Analysis on page 24, the Committee allocates a threshold, target, and maximum award for each participant annually in December of the year proceeding the award measurement period. Specific targets disclosed on page 39 herein, covering a range of shareholder, customer, and employee driven strategic goals are established before the year begins. At the conclusion of the fiscal year, the Committee reviews a management report, comparing the actual performance against the pre-established goals to determine the level of earned award. The award is paid in accordance with the elections made by the participant between restricted stock, performance shares, and cash units, made prior to the fiscal year being measured and the future date payment option elected by the participant in accordance with the 2014 PSP and 409A.

Outstanding Equity Awards at Fiscal Year-End 2016

						Stock Awards
	Option Awards					Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised or Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
E. W. Thornburg	—	—	—	—	—	907	50,656	12,643	706,112
D. C. Benoit	—	—	—	—	—	—	—	1,587	88,634
J. E. Wallingford	—	—	—	—	—	—	—	1,776	99,190
M. P. Westbrook	—	—	—	—	—	250	13,963	2,062	115,163
K. A. Johnson	—	—	—	—	—	—	—	1,122	62,664
The December 31, 2016 closing price of the Company's Common Stock was $55.85.

(1)
Reporting 100% of long-term incentive award shares including all unvested portions of the 2014, 2015, and 2016 awards. In 2014 through 2016, the long-term awards vest ratably over a three-year period. Mr. Benoit and Ms. Westbrook, before the start of the 2016 incentive plan year, elected future date payment options for the performance share units earned under the annual and long-term incentives, pursuant to the 2014 PSP. As a result, Mr. Benoit and Ms. Westbrook are required to accept payment of the performance share portions of their 2016 annual incentive awards earned on the date that is 45 days following the final vesting of the approved award. Mr. Benoit also elected to have his long-term award paid 45 days following the final vesting of the approved award. Ms. Westbrook elected to have her 2015 and 2016 long-term awards paid at the rate of 33.33% per year for each of the three years following the first anniversary of the final vesting of these awards.
Material Features of Equity-Based Awards
The Company’s 2014 PSP provides for an aggregate of up to 450,000 shares of Common Stock of the Company to be issued as awards of incentive or non-qualified stock options, shares of restricted stock or awards of performance share units, performance cash units or other stock-based awards (each, an “Award”). Options must be issued at an option price no less than the fair market value of the Company’s Common Stock on the date of the grant. Under the 2014 PSP, a maximum of 33.33% of the shares subject to option awards vest in equal annual installments, beginning on the first anniversary of the date of the grant of the award and ratably over the following three anniversaries of such date. The Company has not awarded any stock options under the 2004 or 2014 PSPs since December 2003.
Restricted stock awards are conditioned upon the attainment of performance goals established by the Committee for the performance period to which the award relates and the award recipient’s continued employment with the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to vote and receive dividends. Participants may elect to have these awards made in the form of performance shares.
The Committee may grant stock appreciation rights ("SARs") under the 2014 PSP either alone or in tandem with stock options. The grant price of an SAR cannot be less than the fair market value of the Company's Common Stock as of the date of grant and no SAR granted under the 2014 PSP may be exercised more than ten (10) years after the date it is granted.
The Committee may also grant awards of performance share or performance cash units pursuant to the 2014 PSP. At the completion of a performance award period, the Committee will determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance share units will be paid in the form of Common Stock upon the participant’s retirement or termination and cash units are paid in cash. Awards through the annual plan become 100% vested after results are evaluated at the conclusion of the measurement period. Awards will vest 33.33% per year ratably over three years, as long as the participant is employed by the Company.

2016 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
E. W. Thornburg	—	—	11,325	488,674
D. C. Benoit	—	—	1,426	61,532
J. E .Wallingford	—	—	2,062	88,975
M. P. Westbrook	—	—	2,272	98,037
K. A. Johnson	—	—	1,114	48,069

(1)	Includes 33.33% of the 2013, 2014, and 2015 long-term PSP awards. The figures also include 100% of the 2015 Annual PSP awards, see page 41.

(2)	The value is calculated using the closing price of March 10, 2016 (the date as defined by provisions in the 2014 PSP) for each NEO’s awards at $43.15 per share.

CHANGE-IN-CONTROL AND TERMINATION AGREEMENTS
On November 21, 2008, the Company and the Connecticut Water Company ("CWC") entered into Amended and Restated Employment Agreements with certain executives, including Messrs. Thornburg and Benoit and Mesdames Johnson and Westbrook. On January 1, 2012, the Company and the Maine Water Company ("MWC") entered into an Employment Agreement with Judith E. Wallingford. In March 2014, the Committee and Board acted to remove the "stay-on bonus" feature from all Employment Agreements recognizing that they are no longer a favored market practice. The intent of the agreements is to ensure continuity in the management of the Company in the event of a change-in-control of the Company. The agreements do not become effective until a change-in-control occurs (the “Effective Date”). A change-in-control is deemed to occur when (i) any person, other than the Company, CWC or any employee benefit plan sponsored by the Company or CWC, becomes the beneficial owner, directly or indirectly, of 20% or more of the Common Stock of the Company or CWC; (ii) the shareholders of the Company or CWC approve (A) any consolidation or merger of the Company or CWC in which the Company or CWC is not the continuing or surviving corporation (other than a consolidation or merger of the Company or CWC in which holders of the Common Stock of the Company or CWC have the same proportionate ownership of Common Stock of the surviving corporation) or pursuant to which the Common Stock of the Company or CWC would be converted into cash, securities, or other property; or (B) any sale, lease, exchange, or other transfer of all or substantially all the assets of the Company or CWC; (iii) there is a change in the majority of the Board of the Company or CWC during a 24-month period, or (iv) the Board adopts a resolution to the effect that a change-in-control has occurred.
As of the Effective Date, CWC (or MWC with respect to Ms. Wallingford's agreement) agrees to employ the executives for a continuously renewing three-year period commencing on the Effective Date. Compensation under the agreements for Messrs. Thornburg and Benoit and Mesdames Johnson and Westbrook is paid by CWC and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans, and welfare plans applicable to executive employees, (iv) fringe benefits, and (v) an office and support staff. In the event that any payment or benefit received or to be received by Messrs. Thornburg and Benoit and Ms. Westbrook under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under the agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment.
As noted previously, in January 2013, the Board approved the 1st Amendment to each of Ms. Wallingford's Employment Agreement and Ms. Johnson's Amended and Restated Employment Agreement providing for a “Best of Net Cutback” provision to address the calculation of their benefits in the event of a potential termination in association with a change-in-control. The “Best of Net Cutback” instructs that the executive will receive their full change-in-control related payments and be personally responsible for all taxes, except that the payments will be reduced to an amount such that it would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.
If the executive’s employment is terminated for cause or by reason of the executive’s death or attainment of age 65 or voluntarily by the executive other than for good reason, the obligations of CWC (or MWC with respect to Ms. Wallingford's agreement) under the agreements cease and the executive forfeits all rights to receive any compensation or other benefits under the agreement except compensation or benefits accrued or earned and vested by the executive as of the date of termination, including base salary through the date of termination and benefits payable under the terms of any qualified or non-qualified retirement or deferred compensation plans maintained by the Company; provided, that if the executive’s employment is terminated by reason of the executive’s death, in addition to the preceding and any other death benefits which may become payable, base salary continues to be paid at the then current rate for a period of six months to the executive’s beneficiary or estate.
If the executive’s employment is terminated for any reason other than cause, death, or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the obligations of CWC (or MWC with respect to Ms. Wallingford's agreement) are payment or provision of: (i) a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “Covenants”), in an amount determined by an independent expert to be the reasonable value of such Covenants as of the termination date (the “Covenant Value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) — (ix) below (the “Termination Benefits”); such Termination Benefits are to be offset by the Covenant Value, provided, however, that the executive may elect to receive any Termination Benefit that would be so offset, but in such event the Covenant Value will be reduced by the value of such Termination Benefit; (ii) an amount equal to three times the base salary of the executive plus three times the target bonus for the executive under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination; (iii) the value of the aggregate amounts that would have been contributed on behalf of the executive under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon had the executive continued to participate in such plan(s) for an additional three years; (iv) an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of CWC (or MWC with respect to Ms. Wallingford's agreement) for an additional three years and the benefits actually payable; (v) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to the executive under CWC’s qualified defined benefit retirement plan and under any non-qualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years and the benefits actually payable; (vi) if the executive’s employment is terminated by reason of disability, disability benefits at least equal to the most favorable of those provided by CWC (or MWC with respect to Ms. Wallingford's agreement) or the Company; (vii) a lump sum payment equal to all life, health, disability and similar welfare benefit plans and programs of CWC for a period of three years, plus three additional years of credit for purposes of determining eligibility to participate in any such plan for retirees; (viii) three additional years of all other perquisites as the executive was receiving at the date of termination; and (ix) outplacement services for one year.
Post-Termination Payments and Benefits
The Company estimates the payments to each of the NEOs that would be made under various triggering events are described in the tables on the following pages, which were prepared as though each of our NEO’s employment was terminated on December 31, 2016, using a share price of $55.85 for our Common Stock.

2016 Change-in-Control Summary
Eric W. Thornburg

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					2,094,647
Retirement Benefits
Pension Plan(2)	411,069	183,943	297,576	411,069	411,069
SERP(3)	1,602,549	748,267	1,263,758		1,998,195
Deferred Compensation(4)					17,322
Defined Contribution Plan(5)					25,860
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	1,423,707	1,423,707	1,423,707		1,423,707
Other Benefits
Health & Welfare(7)					66,660
Outplacement & Legal(8)					25,000
280G Tax Gross-Up(9)(10)					—
TOTAL	3,437,325	2,355,917	2,985,041	411,069	6,062,460

David C. Benoit

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					1,280,902
Retirement Benefits
Pension Plan(2)	905,263	525,569	692,340	905,263	905,263
SERP(3)	1,040,085	490,161	820,829		1,933,934
Deferred Compensation(4)					217,098
Defined Contribution Plan(5)					25,860
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	533,363	533,363	533,363		533,363
Other Benefits
Health & Welfare(7)					51,130
Outplacement & Legal(8)					25,000
280G Tax Gross-Up(9)(10)					—
TOTAL	2,478,711	1,549,093	2,046,532	905,263	4,972,550

Judith E. Wallingford

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					894,898
Retirement Benefits
Pension Plan(2)	1,522,662	924,956	1,282,487	1,522,662	1,763,908
SERP(3)					—
Deferred Compensation(4)					30,276
Defined Contribution Plan(5)					22,193
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	317,441	317,441	317,441		317,441
Other Benefits
Health & Welfare(7)					18,532
Outplacement & Legal(8)					25,000
280G Tax Severance Reduction(9)(10)(11)					—
TOTAL	1,840,103	1,242,397	1,599,928	1,522,662	3,072,248

Maureen P. Westbrook

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					1,007,405
Retirement Benefits
Pension Plan(2)	849,134	611,915	1,499,923	1,027,274	1,027,274
SERP(3)	475,421	195,448	399,973		662,309
Deferred Compensation(4)					52,782
Defined Contribution Plan(5)					25,010
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	351,911	351,911	351,911		351,911
Other Benefits
Health & Welfare(7)					6,256
Outplacement & Legal(8)					25,000
280G Tax Gross-Up(9)(10)					—
TOTAL	1,676,466	1,159,274	2,251,807	1,027,274	3,157,947

Kristen A. Johnson

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					979,309
Retirement Benefits
Pension Plan(2)	—	88,687	226,858	243,097	243,097
SERP(3)			818,747		554,904
Deferred Compensation(4)					39,828
Defined Contribution Plan(5)					24,285
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	310,382	310,382	310,382		310,382
Other Benefits
Health & Welfare(7)					24,692
Outplacement & Legal(8)					25,000
280G Tax Severance Reduction(9)(10)(11)					—
TOTAL	310,382	399,069	1,355,987	243,097	2,201,497

(1)
If the named executive’s employment is terminated for any reason other than cause, death, or the attainment of age 65, or if the executive is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the Company, in return for the executive’s covenants regarding confidential information and non-competition (the “Covenants”), will pay an amount equal to three times the base salary of the named executive plus three times the target bonus for the named executive under the short-term incentive award program.

(2)
The amounts reported for retirement benefits equal the present value (using an assumed discount rate of 4.10%) of the accumulated benefit at December 31, 2016, for each of the named executives. Ms. Wallingford's amount reported in the column "Termination for Change-In-Control" also includes additional retirement benefits for the three years covered under the employment agreement. The additional retirement benefits would be equal to the present value (using an assumed discount rate of 4.10%) of the difference between the annual pension benefits that would have been payable under the CWC employee's Retirement Plan (the "Retirement Plan") had the executive continued to participate in the plan for an additional three years and the vested benefits at the time of termination.

(3)
Under a change-in-control, the NEOs, with the exception of Ms. Wallingford (see footnote (2) above), would receive additional retirement benefits for the three years covered under the employment agreement. The additional retirement benefits would be equal to the present value (using an assumed discount rate of 4.05%) of the difference between the annual pension benefits that would have been payable under the CWC Employees’ Retirement Plan (the “Retirement Plan”) and under the non-qualified Supplemental Executive Retirement Program had the executive continued to participate in the plans for an additional three years and the vested benefits at the time of termination.

(4)
The amounts reported are equal to the difference between the benefits which would have been payable to the named executive under any deferred compensation agreement had the named executive continued in the employ of the Company for an additional three years and the benefits actually payable.

(5)
The amounts reported are aggregate amounts that would have been contributed on behalf of the named executive under the CWC Employee Savings Plan (401(k)) for an additional three years, plus estimated earnings had the named executive continued to participate.

(6)
Named executive will become fully vested in equity compensation awards previously granted, such as stock options, restricted stock, and performance shares. Unvested shares would be forfeited under termination for cause.

(7)
Amounts reported represent a lump sum payment equal in value of the benefits provided to the NEOs under the life, health, disability, and welfare benefit programs of the Company for a period of three years, plus three years of additional credit for purposes of determining eligibility to participate in any such plan for retirees.

(8)	Represents estimate of value of outplacement services for one year.

(9)
In the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. However, the value of a non-competition covenant with an executive would not be considered a part of a parachute payment. The Company hired an independent appraiser in 2016 to determine the value of the non-competition covenants that the Company has with the NEOs. Based on the Company’s most recent calculations, the Company believes that no such excise tax would have been payable upon employment termination for any of the NEOs described above in connection with, or upon, a change-of-control having an effective date as of December 31, 2016. For purposes of these calculations, the Company assumed that the portion of the required payments to each of Messrs. Thornburg and Benoit and Mesdames Westbrook, Wallingford and Johnson represents reasonable compensation for the non-competition covenants set forth in each of their agreements. Ms. Wallingford and Ms. Johnson's agreements are identical in that they both provide for a "Best of Net Cutback".

(10)
If the Company did not have non-competition covenants in place with the executives named in the above table, the estimated supplemental 280G tax gross-up payments to Messrs. Thornburg and Benoit and Ms. Westbrook would have been $1,427,268; $853,151 and $558,558, respectively. In addition, the corporate deductibility for the change-in-control payments listed above for Messrs. Thornburg and Benoit and Mesdames Westbrook, Wallingford and Johnson would have been limited to $1,443,607; $1,201,681; $956,011; $650,632 and $898,228, respectively.

(11)
In January 2013, the Board approved amendments to Mesdames Wallingford's and Johnson's Amended and Restated Employment Agreements providing a "Best of Net Cutback" provision. This provision allows for the NEO to receive full change-in-control related payments and be responsible for all taxes, except that the payments will be reduced to an amount such that it would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.

The following Pension Benefit Table shows the present value of accumulated benefits payable to each of our NEOs under their retirement plans.
Pension Benefits Table for 2016

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)
E. W. Thornburg	Connecticut Water Company Employees Retirement Plan	11.00	439,003	—
	Supplemental Executive Retirement Program	10.83	2,001,160	—
D. C. Benoit	Connecticut Water Company Employees Retirement Plan	21.00	1,033,932	—
	Supplemental Executive Retirement Program	20.67	1,610,658	—
J. E .Wallingford	Connecticut Water Company Employees Retirement Plan	36.00	1,522,662	—
	Supplemental Executive Retirement Program	N/A	N/A	—
M.P. Westbrook	Connecticut Water Company Employees Retirement Plan	28.50	1,231,948	—
	Supplemental Executive Retirement Program	28.25	764,797	—
K. A. Johnson	Connecticut Water Company Employees Retirement Plan	10.00	285,785	—
	Supplemental Executive Retirement Program	9.58	353,624	—

(1)
In determining the present value of the accumulated benefits for the CWC Employees Retirement Plan, we used a discount rate of 4.10% for December 31, 2016. For the Supplemental Executive Retirement Program, we used a discount rate of 4.05% for December 31, 2016. For the CWC Employees Retirement Plan, we have assumed the form of payment would be 75% lump sum and 25% annuity with a 4.05% lump sum discount rate. For the Supplemental Executive Retirement Plan, we have assumed the form of payment would be 100% annuity. For other assumptions used in estimating these amounts, see Note 12 “Long-Term Compensation Arrangements” in the Company’s 2016 Form 10-K.

Retirement Plans
All employees and officers of CWC hired prior to January 1, 2009, MWC (formerly Aqua Maine, Inc., including Consumers Maine Water Company or related entities) employees and officers hired prior to April 1, 2003 and the Biddeford and Saco Water Company ("BSWC") hired and eligible to participate before the March 1, 2012 “Biddeford Plan Freeze Date” are entitled to participate in the CWC Employees Retirement Plan as amended and restated on January 1, 2015, a noncontributory qualified defined benefit plan. Retirement benefits for eligible employees and officers of CWC are based on years of credited service and average earnings, which is defined to mean the highest average annual regular basis compensation received by an individual for the Company during any 60 consecutive months for CWC employees. Retirement benefits under the Retirement Plan are not reduced by employees’ Social Security benefits. Retirement benefits for eligible MWC employees and officers previously employed by Aqua Maine, Inc., or related entities are based on the formula carried over from the Aqua America Plan and is based upon years of credited service and compensation averaged over the highest five (5) consecutive years, and are not reduced by employee's Social Security benefits. The former participants in the Plan maintained by BSWC are participants in the CWC Employees' Retirement Plan, but they do not accrue any benefits under the Plan since accruals were frozen under the BSWC Plan effective March 1, 2012. Contributions, which are actuarially determined, are made to the Retirement Plan by CWC and MWC for the benefit of all employees and vested retirees covered by the Retirement Plan.
The IRC of 1986, as amended, imposes limits upon the amount of compensation that may be used in calculating retirement benefits and the maximum annual benefit that can be paid to a participant from a tax-qualified benefit plan. These limits affect the benefit calculation for certain individuals and effectively reduce their benefits under the Retirement Plan. In order to supplement Retirement Plan benefits, CWC maintains a Supplemental Executive Retirement Program (“SERP”), for certain executives. If the executive meets the age and any applicable service requirements under such an agreement, the annual retirement benefit payable will be equal to 60% of average earnings, as defined under the CWC Employees Retirement Plan but without the IRC compensation limit, offset by his or her benefit payable under the Retirement Plan. Participants are part of the Retirement Plan, a defined benefit plan covering all CWC employees hired before January 1, 2009, MWC employees, as defined earlier, employed prior to April 1, 2003. If the participating executive retires after attaining age 62, average earnings also include the value of cash units, restricted stock, and performance share units awarded under the Company’s 1994 (as amended and restated in 2002), 2004 or 2014 Performance Stock Programs.
In the case of each of Messrs. Thornburg and Benoit and Ms. Johnson, the annual benefit amounts are also reduced by benefits payable under the retirement plan of a prior employer. All supplemental executive retirement agreements provide an early retirement benefit if the NEOs retires from service to the Company at any age between 55 and 65.
The material assumptions used in valuing the pension liability and expense for the CWC Employees Retirement Plan and the SERP benefits can be found in footnote Note 12 “Long-Term Compensation Arrangements” in the Company’s 2016 Form 10-K.
NEOs also participate in the amended Savings Plan (401(k)) of CWC, as amended and restated as of January 1, 2016, and other benefit plans generally available to all levels of salaried employees. Also, NEOs may elect to defer compensation under a non-qualified salary deferral plan, described below:
Non-qualified Deferred Compensation Table for 2016

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
E. W. Thornburg	13,000	—	5,774	—	81,745
D. C. Benoit	26,000	—	72,366	—	990,648
J. E .Wallingford	27,291	—	10,092	—	144,070
M. P. Westbrook	7,800	—	17,594	—	241,219
K. A. Johnson	22,398	—	13,276	—	186,168

(1)
Above market interest credited for Messrs. Thornburg and Benoit and Mesdames Westbrook, Johnson, and Wallingford of $2,926, $35,249, $8,585, $6,647 and $5,158 respectively are reported in the 2016 Summary Compensation Table in the amounts shown in the “Change in Pension Values and Non-Qualified Deferred Compensation Earnings” column.

NEOs may elect to defer compensation under the 2017 DCP as of January 1, 2017. Participants may elect to defer up to 50% of their base salary and up to 100% of incentive compensation earned. In addition to elective deferrals made by Plan Participants, the Plan permits, but does not require, the Company to make discretionary contributions. At this time the Company has not made any discretionary contributions to participant accounts.  Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds. Participants elect the investment funds in which their accounts are hypothetically invested. Participants may elect to receive payment of their vested account balances in a single cash payment or in annual installments for a period of up to ten (10) years.

Payments will be made on the first to occur of the following: on the fixed date or dates (if any) specified in the Participant’s deferral election; upon a Participant’s separation from service; or upon the Participant’s death. If the payment event is the Participant’s separation from service or death, payment shall be made within 90 days of such payment event.
Compensation that is deferred under the Plan will represent general unsecured obligations of the Company to pay such amounts in accordance with the terms of the Plan. The Company may at any time, in its sole discretion, terminate the Plan or amend or modify the Plan, in whole or in part, provided that Participants' vested account balances are not reduced.
The NEOs also have individual non-qualified deferred compensation agreements, amended as of December 31, 2016, to freeze the participant accounts to new deferrals. The NEO's deferred compensation balances are credited with interest on a semi-annual basis at an Interest Equivalent equal to fifty percent (50%) of the product of (i) the AAA Corporate Bond Yield Averages published by Moody’s Bond Survey for the Friday ending on or immediately preceding the applicable January 1 and July 1 plus 4 percentage points (the “Interest Factor”), multiplied by (ii) the balance of the Employee’s Deferred Compensation Account, including the amount of Interest Equivalent previously credited to such employee’s account, as of the preceding day (i.e., December 31 or June 30). Compensation deferred under the Deferred Compensation Agreement, plus all accrued interest, shall be paid to each participant (or to the executive officer’s designated beneficiary) upon termination of employment by the Company. The payment is in the form of an annual annuity if the participant terminates on or after the age of 55. The payment is a lump sum if the NEO terminates prior to age 55. If the participant is terminated for “cause” as defined in the Deferred Compensation Agreement, the participant shall be entitled only to a return of amounts deferred without payment of accrued interest.

PROPOSAL (2) – THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that we request our shareholders provide an advisory vote to approve the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. In May 2011, the Board recommended, and our shareholders voted to approve, a non-binding advisory resolution establishing that the advisory vote on compensation of our NEOs would be conducted on an annual basis.
Material Changes to Executive Compensation
Our shareholders showed strong support (94.11%) for our compensation practices in 2016. Since that time, the Committee and the Board have made the following modifications to executive compensation plans and programs for fiscal years 2016 and 2017:

•	The Committee engaged the Independent Compensation Consultant for three strategic projects in 2016:

◦
Conduct a thorough review of the design of the Executive Deferred Compensation Agreements with certain of the Company’s officers. The Committee concluded that it would be in the best interests of the Company to amend the agreements to freeze the Agreements to new deferral elections as of January 1, 2017, thus eliminating the crediting of new deferrals with the rate provided in the agreements, the Moody’s AAA Corporate Bond rate, plus 4%. The Amendments also provide that the amounts payable under the original Agreements, prior to the Amendments, will remain subject to the terms of the original agreement, including the time and form of payment specified in the original Agreements;

◦
Propose a new non-qualified, deferred compensation plan for executives and certain other highly compensated leaders that would allow participants to defer eligible base salary and incentives and allocate their deferral accounts among several notional investments, the value of which will be increased or decreased to reflect deemed returns under the selected investment. The Committee approved and made effective the 2017 DCP on January 1, 2017; and

◦
Review and opine on the appropriateness and competitiveness of the Company’s 2016 long-term incentive plan metrics. The Committee concluded, based on the results and counsel of the Consultant to maintain the metrics used in the 2016 long-term incentive for 2017 with one modification, the Company’s relative 3 year average TSR will be measured against all eight of the Water Utility Peers, without exclusions.

•
Implemented revised Stock Ownership Guidelines for executives, requiring increased levels of ownership for the CEO at four times base salary; the SVP, CFO at three times base salary; and the Company Vice Presidents and President of Maine Water at two times base salary. In addition, executives that have not attained their ownership requirement must elect to receive at least 50% of their annual and long-term incentive awards in Performance Shares Units;

•
In 2016, adopted the use of a new merit matrix approach for managing pay within ranges using both performance rating and position in pay grade to model merit increases for the NEOs, consistent with the non-executive pay program. This has the effect of slowing merit increases once market competitive pay has been attained (the Committee has the ability to adjust the results of the modeling downward, as appropriate);

•
The Committee, using their sound business judgment, applied negative discretion to the NEOs’ 2017 base salary adjustments as calculated by the Company’s merit matrix, resulting in an average increase of 3.1%, versus 3.75% in 2016;

•
The Committee used their sound business judgment and discretion to reduce the award payable to the NEO's under the 2015 Annual Incentive plan paid in 2016. The effect of this downward discretion reduced each NEO's total award calculation by 3%;

•	Implemented a new compensation peer group for 2016 and 2017, to align with best practices;

•	Adjusted the 2016 annual and long-term incentive award opportunity levels for the CEO to better align with compensation peer group practices;

•	Maintained the annual and long-term incentive award opportunity levels for the other NEOs to meet market averages when performance against metrics is achieved or exceeded;

•	Refined metrics in our annual incentive in 2016 to:
◦Focus on our commitment to the Environment by reducing lost water in our systems;
◦Set management’s focus on successfully delivering on key organizational projects; and
◦Set threshold levels of performance in Customer and Employee Satisfaction significantly over “World Class
        Levels” as defined by our survey partner, GreatBlue Research, Inc.

•
Provided the SVP/CFO, in 2016, with a supplemental term life insurance policy because the benefit offered from the group-term life policy was not sufficient to provide him the benefit detailed in his original offer of employment due to caps on compensation in the group-term life policy;

•
Purchased individual long-term disability policies for the vice presidents, NEOs and the President of Maine Water Company in 2016 to maintain a benefit equal to the benefit provided to all employees; and

•	Approved revised metrics and granted equity participation in the 2014 PSP for participants of the Senior Leader and Manager Incentive Program ("SLMIP") for fiscal years 2016 and 2017.
We encourage long-term stock ownership by our executive officers through our Ownership and Retention Guidelines for the Company's CEO, SVP/CFO, the Maine Water Company President and the Company's Vice Presidents; and all NEO's awards include graduated vesting on performance share and restricted stock awards through our 1994 (as amended and restated in 2002), 2004 and 2014 PSPs at 33.33% per year beginning on the first anniversary of the grant date.
Our annual incentive compensation plans are aligned between Company executives and other management employees of the Company eligible to participate in an incentive plan to ensure unified achievement of Company goals and objectives.
We establish total compensation packages such that, when our fundamental financial performance is at target levels, total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO is competitive with the size adjusted market value total compensation for executives in comparable positions at companies in our peer comparator groups, in 2016 and 2017, that was approximately the 25th percentile of the Regulated Utility Peer Group.
We place a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial and other key performance metrics, with upside opportunity for exceeding the pre-determined goals.
Our allocation of cash to non-cash compensation is weighted toward cash-based compensation in order to (1) minimize the extent to which the interests of existing shareholders are diluted by equity used as compensation; and (2) align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) and to the creation of TSR (on which management has relatively less direct influence) to establish balance and ownership behavior in our executives.
We believe that proper administration of our executive compensation program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its shareholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and additional information regarding “Executive Compensation” sections of this Proxy Statement on pages 24 to 57.
The Committee and the entire Board believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and competitive relative returns to shareholders.

Following are highlights of the Company’s financial performance in 2016:

•	Net Income and Earnings per Share ("EPS") were $23.4 million, and $2.12, respectively, compared to $22.8 million and $2.07 in 2015;

•
Total revenue, from all business segments, grew to $105.3 million from $103.1 million, an increase of $2.2 million, or 2.1%. Total revenue includes all revenues generated by the Company's three business segments: Water Activities, Services and Rentals, and Real Estate;

•
Net Income in the Water Activities segment, the Company's principal business, was $22.2 million on revenues of $98.7 million. In 2015, Net Income from the segment totaled $21.0 million on revenues of $96.0 million. The increase in revenues was related to recovery of costs for completed infrastructure replacement projects through the WICA in Connecticut and the WISC in Maine, as well as a general rate increase in Maine Water’s Biddeford Saco division;

•
Since the adoption of WICA in 2007, Connecticut Water has replaced more than 100 miles of aging water main with an average age of 75 years. WISC became available in Maine in 2013 and has been used to replace aging water mains and pump stations, construct storage tanks and fund treatment improvements; and

•
A significant driver of the increased earnings was an 8% decrease in Operation and Maintenance expenses in 2016. The decrease was largely related to declines in pension and other compensation benefits, post-retirement medical expenses, use of outside services, and continued focus on cost savings measures and improved efficiency.

2016 Acquisitions and Growth

•	Since January 2012, CWS has grown its customer base by more than 44%, or nearly 40,000 customers, primarily through large acquisitions in both Maine and Connecticut;

•
On February 27, 2017, the Company completed the acquisition of the Heritage Village Water Company ("HVWC") in a transaction with a total enterprise value of $20.7 million. HVWC serves approximately 4,700 water and 3,000 wastewater customers in the communities of Middlebury, Oxford, and Southbury, Connecticut. The wastewater operation is the only wastewater utility in the state regulated by the Connecticut Public Utilities Regulatory Authority ("PURA"). With the addition of HVWC, CWS, through its regulated water utility subsidiaries serves more than 129,000 customers, or nearly 440,000 people in 79 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut;

•
On October 11, 2016, the Company entered into an agreement (amended on March 29, 2017) to acquire The Avon Water Company ("AWC") in a transaction that reflects a total enterprise value of $36.6 million. AWC serves approximately 4,800 water customers in the communities of Avon, Farmington and Simsbury. A decision by PURA on the proposed acquisition is expected in the second quarter with a closing to follow shortly thereafter;

•
The pipeline to serve the University of Connecticut’s Storrs Campus ("UConn") and the off-campus customers in the Town of Mansfield, Connecticut was placed into service in October 2016 and was activated as a supplemental water source to the University on December 2, 2016. As called for in the Water Supply Agreement with UConn, Connecticut Water acquired approximately 300 off-campus customers that had formerly been served by UConn on the activation date;

•	In March 2017, Standard and Poor's affirmed the Company's "A" corporate credit rating;

•	The Company has paid dividends for 60 consecutive years and has increased its dividend now for 47 consecutive years;

•	The Company’s long–term performance is strong with three–year average annual TSR at 19.5%, exceeding the S&P Small Cap Utilities Index;

•	The Company’s five–year Net Income and EPS compounded annual growth rates were 16% and 10%, respectively, demonstrating the high quality of our earnings; and

•	The Company’s five–year compounded annual growth rate for stock price (inclusive of dividends) was 15.5% for the period 2011–2016.
We are asking our shareholders to indicate their support for the reasonable and appropriate compensation arrangements with our NEOs as described in this Proxy Statement. This Proposal, commonly known as a “Say-on-Pay” Proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”
This “Say-on-Pay” vote is advisory, and therefore is not binding on the Company, the Committee or our Board of Directors. Our Board of Directors and our Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are appropriate to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
FOREGOING RESOLUTION, RELATING TO THE COMPENSATION OF OUR NEOs AS
DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE
RULES OF THE SEC — PROPOSAL (2)

PROPOSAL (3) - ADVISORY VOTE ON FREQUENCY OF FUTURE SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This advisory vote, commonly known as a "Say-on-Pay vote" or a "Say-on-Pay Proposal," is presented as Proposal 2 above. As discussed above, the Say-on-Pay vote gives shareholders the opportunity to express their views about the compensation we pay to our Named Executive Officers.
At least once every six years, we are required to afford shareholders the opportunity to cast a separate advisory vote on how often we should include a Say-on-Pay Proposal in our proxy materials for future annual shareholder meetings or any special shareholder meeting at which directors will be elected and for which we must include executive compensation information in the Proxy Statement for that meeting (sometimes referred to as a "Say-on-Frequency Proposal"). Shareholders may vote to have a Say-on-Pay Proposal included every year, every two years, or every three years.
Our shareholders voted on a similar Say-on-Frequency Proposal in 2011, and the overwhelming majority of votes were cast in favor of including a Say-on-Pay Proposal every year. The Compensation Committee and the full Board of Directors continue to believe that a Say-on-Pay Proposal should be presented every year so that our shareholders may annually express their views on our executive compensation program. Nevertheless, the Committee and the Board value the opinions expressed by shareholders and will consider the outcome of the vote when making future decisions regarding the frequency of presenting Say-on-Pay Proposals. As an advisory vote, this Proposal is not binding on the Company, the Board, or the Committee.
Shareholders may cast their advisory vote to conduct future advisory votes on executive compensation every "1 Year," "2 Years" or "3 Years," or shareholders may vote to "Abstain" from voting on the Proposal.
It is expected that the next Say-on-Frequency vote will occur at the 2023 Annual Meeting of Shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF "ONCE EVERY YEAR" AS THE PREFERRED FREQUENCY FOR FUTURE PERIODIC ADVISORY VOTES ON EXECUTIVE COMPENSATION - PROPOSAL (3)

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. GAAP and for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

In connection with the preparation and filing of the Company's audited consolidated financial statements for the fiscal year ended December 31, 2016 (the "audited financial statements"), the Audit Committee performed the following functions:

• The Audit Committee reviewed and discussed with senior management and Baker Tilly Virchow Krause, LLP ("Baker Tilly"), the Company's independent registered public accounting firm for the fiscal year ended December 31, 2016, the audited financial statements, management's report on the effectiveness of the Company's internal control over financial reporting and Baker Tilly's evaluation of the Company's internal control over financial reporting.

• The Audit Committee also discussed with Baker Tilly the matters required to be discussed by Auditing Standards No. 1301, "Communications with Audit Committees", as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Release No. 2012-004.

• The Audit Committee received the written disclosures and an independence letter from Baker Tilly confirming their independence with respect to the Company as required by applicable requirements of the PCAOB. The Audit Committee discussed with Baker Tilly its independence from the Company, including whether the provision of non-audit services provided by Baker Tilly to the Company is consistent with maintaining their independence.

Based upon the functions performed, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the U.S. Securities and Exchange Commission.

Ms. Lisa J. Thibdaue, Chairman
Mr. Richard H. Forde
Ms. Mary Ann Hanley

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL (4) – RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF BAKER TILLY VIRCHOW KRAUSE, LLP

The Audit Committee has appointed Baker Tilly Virchow Krause, LLP ("Baker Tilly") to serve as the Company's independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2017. Although we are not required to seek shareholder approval of this appointment, it has been our practice for many years to do so. No determination has been made as to what action the Audit Committee and the Board would take if our shareholders fail to ratify the appointment.
Even if the appointment is ratified by shareholders, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.
Representatives of Baker Tilly will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services
During fiscal year 2016, the Company retained its independent registered public accountants, Baker Tilly to provide services in the following categories and amounts.

Audit Fees
The aggregate fees billed by Baker Tilly for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $478,709 for the fiscal year-ended December 31, 2016, and $427,300 for the fiscal year-ended December 31, 2015. These amounts also included the audits of the subsidiary financial statements of the Connecticut Water Company and the Maine Water Company for 2016 and the Connecticut Water Company, the Maine Water Company and the Biddeford and Saco Water Company for 2015 and associated travel related costs and administrative expenses.
Audit Related Fees

	2015	2016
Registration Statements	$—	$—

All Other Fees

	2015	2016
All Other Fees	$—	$—
Tax Fees
In addition to the services and fees stated above, in 2015 and 2016 Baker Tilly billed the Company for the following:

	2015	2016
Tax Services Fee(1)	$12,058	$12,394

(1) During 2015 and 2016, the Company prepared the 2014 and 2015 tax returns, respectively, in house and Baker Tilly reviewed the returns.

In accordance with its Charter, the Audit Committee pre-approved all audit and non-audit fees for 2015 and 2016 as listed above.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (4)

Other Matters
The Board knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.
Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports, and related notices. This means that only one copy of our Proxy Statement and/or our 2016 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of any of these documents, please contact our Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, CT 06413, or by telephone at 1-800-428-3985, ext. 6056. If you want to receive separate copies of the Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy of any of these documents for all shareholders in your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.
REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS
For business to be properly brought before an annual meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an annual meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, CT 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2018 Annual Meeting of Shareholders is January 11, 2018. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.
In addition, shareholder proposals intended to be presented at the Annual Meeting of Shareholders in 2018 must be received by the Company no later than December 1, 2017, in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2018 Annual Meeting of Shareholders.
Kristen A. Johnson
Vice President, Human Resources
and Corporate Secretary
March 30, 2017
The Company is subject to the informational requirements of the Exchange Act and files an Annual Report on Form 10-K with the SEC. Additional copies of the 2016 Annual Report on Form 10-K filed by the Company, including the financial statements and schedules, but without exhibits, will be mailed to any shareholder upon written request without charge. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. Shareholders can request this information by phone at 1-800-428-3985, ext. 6056, by email at kjohnson@ctwater.com, or by mail to Kristen A. Johnson, Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, CT 06413.

DIRECTIONS
Connecticut Water Service, Inc.
Annual Meeting of Shareholders
Held at the Madison Beach Hotel
94 W. Wharf Road, Madison, Connecticut
Meeting at 2:00 P.M. — Doors Open at 1:00 P.M.
IF YOU PLAN TO ATTEND THE MEETING, PLEASE CALL 1-800-428-3985, EXT. 6015, AND
LEAVE YOUR NAME, ADDRESS, AND TELEPHONE NUMBER. ALSO, IF YOU NEED SPECIAL ASSISTANCE AT THE MEETING, PLEASE ALSO STATE THAT REQUEST WHEN YOU CALL.
The Madison Beach Hotel's website is
http://www.madisonbeachhotel.com
From New York City, New Haven and West:
Interstate 95 North to Connecticut Exit 61 (CT-79). Right turn at exit ramp onto CT-79 / Durham Road. Travel approximately .9 miles, turn right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
From Hartford, Springfield and North:
Interstate 91 South or I-84 West to Hartford. From Hartford, take I-91 South to Route 9. Then Route 9 South to Exit 13 (CT-17S) towards New Haven. Continue straight on CT-17 for 6.8 miles. Make slight left at traffic light onto CT-79, travel for approximately 8 miles. Enter roundabout and take second exit CT-79S. Travel 6.2 miles, make a right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
From Boston, Providence and East
Interstate 95 South to Connecticut Exit 61. Left turn at the exit ramp onto CT-79 / Durham Road. Travel approximately 1 mile, turn right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
CLINTON, CT 06413-1600
Investor Address Line 1
In
May 10, 2012
2:00 PM EST
The undersigned shareholder of Connecticut Water Service, Inc. hereby appoints Eric W. Thornburg, David C. Benoit, and Kristen A. Johnson, or any one of them, attorneys or proxies for the undersigned, with power of substitution, to act, and to vote, as designated herein, with the same force and effect as the undersigned, all shares of the Company’s Common Stock and Preferred A Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Connecticut Water Service, Inc. to be held at the Water’s Edge Resort and Spa, 1525 Boston Post Road, Westbrook, Connecticut, May 10, 2012, 2:00 PM, and at any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued an

d to be signed on reverse side

0000131960_2 R1.0.0.11699

Connecticut Water

C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Director Nominees:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Mary Ann Hanley 02 Richard H. Forde 03 Ellen C. Wolf

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. The non-binding advisory resolution regarding approval for the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

NOTE: If no choice is indicated, this proxy shall be deemed to grant authority to vote FOR the election of directors and to vote FOR Proposal 2, 1 Year for Proposal 3, and FOR Proposal 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000308528_1 R1.0.1.15